Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

dated as of July 23, 2012

between

Genesee & Wyoming Inc.

and

Carlyle Partners V, L.P.

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ARTICLE V

MISCELLANEOUS

5.1 Survival	30
5.2 Expenses	30
5.3 Amendment; Waiver	30
5.4 Counterparts	31
5.5 Governing Law	31
5.6 WAIVER OF JURY TRIAL	31
5.7 Notices	31
5.8 Entire Agreement	32
5.9 Assignment	32
5.10 Interpretation; Other Definitions	32
5.11 Captions	37
5.12 Severability	37
5.13 No Third Party Beneficiaries	37
5.14 Public Announcements	37
5.15 Specific Performance	38
5.16 Termination	38
5.17 Effects of Termination	39

Exhibit A:	Form of Series A-1 Mandatorily Convertible Perpetual Preferred Stock Certificate of Designations

Exhibit B:	Form of Registration Rights Agreement

Exhibit C:	Form of Voting and Support Agreement

INDEX OF DEFINED TERMS

Term	Location of Definition

30 Day VWAP	5.10(f)
Additional Call Notice	1.1
Affiliate	5.10(g)
Aggregate Purchase Price	5.10(h)
Agreed Cap	5.10(i)
Agreement	Preamble
Applicable Premium	1.1(a)
“as-converted basis”	5.10(j)
Beneficially Own	5.10(k)
Beneficial Ownership	5.10(k)
Board of Directors	2.1(c)
business day	5.10(d)
Bylaws	2.1(c)
Call Date VWAP	1.1(c)
Call Deadline	1.1(b)
Capitalization Date	2.1(b)
Carlyle Director Consent	5.10(l)
Carlyle Parties	5.10(m)
Certificate of Incorporation	2.1(c)
Class A Common Stock	Recitals
Class B Common Stock	2.1(b)
Closing	1.2(a)
Closing Date	1.2(a)
Common Stock	5.10(n)
Company	Preamble
Company Competitor	5.10(o)
Company Material Adverse Effect	5.10(p)
Company Stock Awards	2.1(b)
Company Stock Options	2.1(b)
Company Stockholders	5.10(q)
Company Stockholder Meeting	3.4(b)
Company Subsidiary	2.1(a)
control/controlled by/under common control with	5.10(g)
Convertible Preferred Stock	Recitals
Determination Period	1.1(c)
Effect	5.10(r)
Equity Securities	5.10(s)
Exchange Act	2.1
Financing Source Parties	5.10(t)

Term	Location of Definition
GAAP	2.1(f)
Governmental Entity	2.1(c)
herein/hereof/hereunder	5.10(c)
HSR Act	3.1
including/includes/included/include	5.10(b)
Information	3.6
Knowledge of the Company	5.10(u)
Law	5.10(v)
Lien	5.10(w)
Maximum Commitment Amount	1.1
Merger	Recitals
Merger Agreement	Recitals
Merger Consideration	Recitals
Merger Sub	Recitals
Minimum Commitment Amount	1.1
Non-Recourse Party	5.18
or	5.10(a)
person	5.10(e)
Preferred Stock	2.1(b)
Proposed Securities	4.4(b)
Purchased Series A-1 Preferred Stock	1.1
Purchased Series A-2 Preferred Stock	1.1
Purchased Stock	1.1
Purchase Price	1.1
Purchaser	5.10(y)
Purchaser Representative	5.10(z)
Requisite Stockholder Approval	3.4(b)
SEC	2.1(f)
SEC Documents	2.1(f)
Series A-1 Certificate	Recitals
Series A-1 Preferred Stock	Recitals
Series A-2 Certificate	Recitals
Series A-2 Preferred Stock	Recitals
STB	1.1(b)
Subsidiary	2.1(a)
Target	Recitals
Transaction Documents	5.10(aa)
Transfer	5.10(bb)
Voting Debt	2.1(b)
VWAP	5.10(cc)

LIST OF EXHIBITS

Exhibit A:	Form of Series A-1 Mandatorily Convertible Perpetual Preferred Stock Certificate of Designations

Exhibit B:	Form of Registration Rights Agreement

Exhibit C:	Form of Voting and Support Agreement

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INVESTMENT AGREEMENT, dated as of July 23, 2012 (this “Agreement”), between Genesee & Wyoming Inc., a Delaware corporation (the “Company”), and Carlyle Partners V, L.P., a Delaware limited partnership (the “Initial Purchaser Representative”).

RECITALS:

WHEREAS, the Company may enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, a wholly owned subsidiary of the Company (“Merger Sub”), and RailAmerica, Inc., a Delaware corporation (“Target”), pursuant to, and on the terms and subject to the conditions of which, Merger Sub will merge with and into Target, with Target surviving (the “Merger”), and each outstanding share of Target (other than shares held by any of Target’s subsidiaries or by the Company or Merger Sub or by Appraisal Shareholders (as defined in the Merger Agreement)) automatically shall be canceled in exchange for, and converted into the right to receive, the cash price per share set forth in the Merger Agreement (the “Merger Consideration”).

WHEREAS, the Company proposes to issue and sell to the Purchaser (including its assignees pursuant to Section 5.9) shares of its preferred stock, par value $0.01 per share, designated as “Mandatorily Convertible Perpetual Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”), having the terms set forth in the Certificate of Designations (the “Series A-1 Certificate”) in the form attached to this Agreement as Exhibit A, subject to the terms and conditions set forth in this Agreement. In addition, if required, the Company may issue and sell to the Purchaser shares of its preferred stock, par value $0.01 per share, designated as “Mandatorily Convertible Perpetual Preferred Stock, Series A-2” (the “Series A-2 Preferred Stock; and, together with the Series A-1 Preferred Stock, the “Convertible Preferred Stock”), having the terms set forth in the Certificate of Designations (the “Series A-2 Certificate”) in the form attached to this Agreement as Exhibit A (subject to adjustments noted therein, including in the footnotes, to modify such form to apply to the Series A-2 Preferred Stock), subject to the terms and conditions set forth in this Agreement.

WHEREAS, the Series A-1 Preferred Stock will be convertible into shares of Class A Common Stock, par value $0.01 per share of the Company (the “Class A Common Stock”) and the Series A-2 Convertible Preferred Stock will be automatically convertible into shares of Series A-1 Preferred Stock upon receipt of the Requisite Shareholder Approval, if applicable.

WHEREAS, concurrently with the execution of this Agreement, the Company and the Initial Purchaser Representative have entered into the Voting and Support Agreement (the “Voting and Support Agreement”) attached hereto as Exhibit C.

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 5.10 or such other Section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company no more than 800,000 shares of Convertible Preferred Stock in the aggregate (the “Maximum Commitment Amount”) and no less than 350,000 shares of Convertible Preferred Stock in the aggregate (the “Minimum Commitment Amount”), at a purchase price of $1,000 per share of Convertible Preferred Stock (the “Purchase Price”).

Notwithstanding anything to the contrary contained herein, (i) the Company shall not be permitted or obligated to sell, and the Purchaser shall not be permitted or obligated to purchase any shares of Series A-2 Preferred Stock unless, and then only to the extent, (A) the affirmative vote of a majority of the votes cast at the Company Stockholder Meeting (at which a quorum is present) would otherwise be required under Section 312.03 of the NYSE Listed Company Manual prior to the issuance of the Purchased Series A-1 Preferred Stock at Closing assuming additional shares of Series A-1 Preferred Stock were issued instead of Series A-2 Preferred Stock, and (B) the Requisite Stockholder Approval has not been obtained prior to the Closing, and (ii) no later than fifteen (15) business days prior to Closing Date, the Company shall deliver written notice (the “Additional Call Notice”) to the Purchaser specifying (subject to and in accordance with the terms and conditions of this Section 1.1) the number of shares of Series A-1 Preferred Stock and, if applicable, Series A-2 Preferred Stock (such specified number of shares, the “Purchased Series A-1 Preferred Stock” and “Purchased Series A-2 Preferred Stock,” respectively, and collectively, the “Purchased Stock”) to be purchased and sold at the Closing. Upon delivery of the Additional Call Notice specifying a number of shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock, as applicable, in accordance with this Agreement, the Company shall be required to sell at least such number and type of shares of Purchased Stock to the Purchaser at the Closing, subject to the applicable conditions to Closing.

For the purposes of this Agreement and the Series A-1 Certificate:

(a) the “Applicable Premium” shall mean: (i) with respect to the Series A-1 Preferred Stock purchased with the Minimum Commitment Amount, 10%; and (ii) with respect to the Convertible Preferred Stock purchased in excess of the Minimum Commitment Amount, (A) 10% if either (1) the Additional Call Notice is delivered to the Purchaser prior to the Call Deadline in accordance with this Agreement or (2) at the time the Additional Call Notice is delivered to the Purchaser in accordance with this Agreement, the Call Date VWAP is greater than 85% of the 30 Day VWAP, and (B) 10%, if the Additional Call Notice is delivered to the Purchaser after the Call Deadline in accordance with this Agreement and at the time the Additional Call Notice is delivered to the Purchaser in accordance with this Agreement, the Call Date VWAP is no greater than 85% of the 30 Day VWAP; provided, however, that if the definition of Mandatory Conversion Date in the Series A-1 Certificate (or any alternative certificate contemplated by the last paragraph of this Section 1.1) (excluding the proviso in such definition) with respect to the Series A-1 Preferred Stock (or any alternative series of preferred

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stock contemplated by the last paragraph of this Section 1.1) references a Business Day on or after the fourth anniversary of the Closing Date, the “Applicable Premium” with respect to any such Convertible Preferred Stock (or such other preferred stock) with such Mandatory Conversion period (or longer) shall be 15%; provided, that, for the avoidance of doubt, the Company may, in its sole discretion, provide for a Mandatory Conversion Date in the Series A-1 Certificate (or any alternative certificate contemplated by the last paragraph of this Section 1.1) beyond the second anniversary of the Closing Date (excluding the proviso in such definition) with respect to the Series A-1 Preferred Stock (or any alternative series of preferred stock contemplated by the last paragraph of this Section 1.1) and is under no obligation to do so;

(b) the “Call Deadline” shall mean the date that is the earlier of (i) 10 days following the approval or authorization by the Surface Transportation Board (the “STB”) of a voting trust transaction pursuant to which shares of the Target shall be placed into an irrevocable voting trust as of the Effective Time (as defined in the Merger Agreement) pending receipt of final STB approval or exemption, as the case may be, with respect to the transactions contemplated by the Merger Agreement, and (ii) 67 days following the date on which the applicable parties to the Merger Agreement submit the initial filing with the STB with respect to the approval of the voting trust agreement described in clause (i); and

(c) the “Call Date VWAP” shall mean, as of the date on which the Additional Call Notice is delivered to the Purchaser in accordance with this Agreement, with respect to the Class A Common Stock, the average of the daily VWAPs for such Class A Common Stock for each of the thirty (30) (“Determination Period”) trading days ending on (and including) the trading day immediately prior to the date of such delivery.

In the event that the Conversion Price and Conversion Rate for shares of Series A-1 Preferred Stock to be issued in excess of the Minimum Commitment Amount would be different than the Conversion Price and Conversion Rate for shares of Series A-1 Preferred Stock with respect to the Minimum Commitment Amount, the Company and the Purchaser shall make appropriate changes to the Series A-1 Certificate and other Transaction Documents (or create a series that is the same as Series A-1 Preferred Stock except for such different Conversion Price and Conversion Rate) to provide for the issuance of such preferred stock on such terms.

1.2 Closing.

(a) The closing of the purchase and sale of the Purchased Stock (the “Closing”) shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m. New York time on the date the Merger becomes effective, or, if earlier, the date the closing of the transaction contemplated by the Merger Agreement occurs, or at such other time and place as the Company and the Purchaser Representative agree (the “Closing Date”).

(b) Subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.3, at the Closing:

(1) the Company will deliver to the Purchaser (i) certificates representing (A) the Purchased Series A-1 Preferred Stock and (B) if applicable, the Purchased Series A-2 Preferred Stock and (ii) the executed Registration Rights Agreement, in the form of Exhibit B hereto and all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; and

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(2) the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Closing Date, the Aggregate Purchase Price by wire transfer of immediately available funds and (ii) the executed Registration Rights Agreement and all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

1.3 Closing Conditions.

(a) The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or waiver by the Purchaser and the Company at or prior to the Closing of the following conditions:

(1) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered;

(2) the Merger shall have been consummated or shall be consummated substantially simultaneously with the Closing on the terms and conditions contemplated by the Merger Agreement (subject to any amendments, supplements, waivers or other modifications permitted by Section 3.10 or otherwise consented to by the Purchaser); and

(3) all applicable waiting periods (and any extension thereof) prescribed by the HSR Act shall have expired or shall have been terminated.

(b) The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of the following conditions:

(1) (i) the representations and warranties of the Company set forth in Section 2.1 hereof (other than Sections 2.1(a), 2.1(b), 2.1(c)(1) and 2.1(e)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date), except where

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the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(b) shall be true in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iii) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(c)(1) and 2.1(e) shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(2) the Company shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(3) the Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(b)(1), (2) and (6) have been satisfied;

(4) the Company shall have adopted and filed the Series A-1 Certificate and, if applicable, the Series A-2 Certificate, with the Secretary of the State of Delaware, and the Series A-1 Certificate and, if applicable, Series A-2 Certificate shall be in full force and effect;

(5) any shares of Class A Common Stock that could potentially be issued upon conversion of the Series A-1 Preferred Stock (including any Series A-1 Preferred Stock that could potentially be issued as a dividend on or prior to the second anniversary of the Closing Date (assuming all dividends are paid in kind)) shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(6) the Board of Directors shall have taken all actions necessary and appropriate to cause (A) to be elected to the Board of Directors, effective immediately upon the Closing, such individual (or, if the Aggregate Purchase Price is equal to or greater than $550,000,000, two individuals) designated by the Purchaser Representative in writing at least ten (10) business days prior to the Closing Date and (B) to be appointed as a non-voting observer to the Board of Directors, effective immediately upon the Closing, such individual designated by the Purchaser Representative in writing at least ten (10) business days prior to the Closing Date, in each case, subject to the qualifications required by Section 4.5 to be satisfied.

(c) The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(1) (i) the representations and warranties of the Purchaser set forth in Section 2.2 hereof (other than Sections 2.2(a) and 2.2 (b)(1)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material

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respects as of such date), except where the failure of such representation and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Purchaser to fully perform its covenants and obligations under this Agreement and (ii) the representations and warranties of Purchaser set forth in Sections 2.2(a) and (b)(1) shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(2) the Purchaser shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing; and

(3) the Company shall have received a certificate signed on behalf of the Purchaser by a senior executive officer certifying to the effect that the condition set forth in Section 1.3(c)(1) and (2) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. Except as set forth (x) in the SEC Documents filed by the Company with the SEC, and publicly available, after December 31, 2011 and before the date of this Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto, the Company represents and warrants to the Purchaser that:

(a) Organization and Authority.

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date hereof.

(2) Each material Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to

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any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

(b) Capitalization.

(1) The authorized capital stock of the Company consists of 180,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on June 30, 2012 (the “Capitalization Date”), there were 40,599,128 shares of Class A Common Stock outstanding and 2,112,048 shares of Class B Common Stock outstanding and zero shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 1,241,015 shares of Class A Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date (“Company Stock Options”), and 266,638 shares of Class A Common Stock were reserved for issuance upon the exercise or payment of stock units (including deferred stock units, restricted stock and restricted stock units) or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”) and (ii) 12,489,086 shares of Class A Common Stock and no shares of Class B Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued in accordance with applicable securities laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Class A Common Stock issued in respect of the exercise of Company Stock Options or Company Stock Awards in the ordinary course of business. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(2) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, and (ii) as set forth in Section 2.1(b)(1), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments

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or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Class A Common Stock or Class B Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Authorization.

(1) The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby, subject only to the receipt of the Requisite Stockholder Approval, if required. The Board of Directors has taken all necessary actions such that the restrictions set forth in Section 203 of the Delaware General Corporation Law will not apply to any acquisition by the Purchaser of Preferred Stock or Common Stock to be issued pursuant to this Agreement or upon the conversion of Preferred Stock issued pursuant to this Agreement (or issued upon the conversion of Series A-2 Preferred Stock issued pursuant to this Agreement).

(2) Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion or exercise provisions of the Convertible Preferred Stock), will, subject only to the receipt of the Requisite Stockholder Approval if required, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the certificate of incorporation of the Company (the “Certificate of Incorporation”) or bylaws of the Company (the “Bylaws”)

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or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3) Other than the securities or blue sky laws of the various states and approval or expiration of applicable waiting periods under the HSR Act, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents, subject only to the receipt of the Requisite Stockholder Approval if required.

(d) Sale of Securities. Based in part on the Purchaser’s representations in Section 2.2, the offer and sale of the shares of Convertible Preferred Stock is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor to the Knowledge of the Company any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Purchased Stock and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Purchased Stock under this Agreement to be integrated with other offerings.

(e) Status of Securities. The shares of Convertible Preferred Stock to be issued pursuant to this Agreement, and the shares of Class A Common Stock to be issued upon conversion of the Convertible Preferred Stock, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Series A-1 Certificate or Series A-2 Certificate, as applicable, such

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securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good and marketable title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act, Section 4.2 and any applicable state or foreign securities laws. Upon any conversion of any shares of Series A-1 Preferred Stock into Class A Common Stock pursuant to the Series A-1 Certificate, or the conversion of any shares of Series A-2 Preferred Stock into Series A-1 Preferred Stock pursuant to the Series A-2 Certificate, the shares of Class A Common Stock or Series A-1 Preferred Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good and marketable title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act, Section 4.2 and any applicable state or foreign securities laws. The respective rights, preferences, privileges, and restrictions of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation (including the Series A -1 Certificate and the Series A-2 Certificate). The shares of Class A Common Stock to be issued upon any conversion of shares of Convertible Preferred Stock into Class A Common Stock have been duly reserved for such issuance. The shares of Series A-1 Preferred Stock to be issued upon any conversion of shares of Series A-2 Preferred Stock into Series A-1 Preferred Stock have been duly reserved for such issuance.

(f) SEC Documents; Financial Statements.

(1) The Company has filed all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2010 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and

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material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3) There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4) The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).

(g) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, (ii) liabilities incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (iii) liabilities that would not, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement or the Merger Agreement, the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.

(h) Brokers and Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by the Company, neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

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(i) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Entity which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect.

(j) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has filed all tax returns required to have been filed, such returns were accurate in all material respects, and all taxes shown thereon to be due have been timely paid, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP. The Company has not paid any dividend or other distribution on its capital stock during the past three years.

(k) Permits and Licenses. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by each Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

(l) Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m) Absence of Changes. Since December 31, 2011, there has not been any action or omission of the Company or any of its Subsidiaries that, if such action or omission occurred between the date of this Agreement and the Closing Date, would violate Section 3.9.

(n) Illegal Payments. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any director, officer, agent or employee of the Company or any of its Subsidiaries, paid, caused to be paid, or agreed to pay, directly or (to the Knowledge of the Company) indirectly, in connection with the business of the Company: (i) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar illegal payment; (ii) any illegal contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable Law); or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

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(o) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

(p) No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets liabilities, condition or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) except for the representations and warranties made by the Company in this Section 2.1, any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered hereunder, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for fraud.

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, that:

(a) Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) The Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and

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performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) Other than the securities or blue sky laws of the various states, and approval or expiration of applicable waiting periods under the HSR Act no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement, subject only to the receipt of the Requisite Stockholder Approval if required.

(c) Purchase for Investment. The Purchaser acknowledges that the Convertible Preferred Stock have not been registered under the Securities Act or under any state securities laws. The Purchaser (1) acknowledges that it is acquiring the Convertible Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Convertible Preferred Stock to any person in

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violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Convertible Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Convertible Preferred Stock and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (5) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Convertible Preferred Stock, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Convertible Preferred Stock indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Convertible Preferred Stock and to protect its own interest in connection with such investment.

(d) Financial Capability. The Purchaser currently has capital commitments sufficient to, and at Closing will have, available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I will not be available on the Closing Date upon request of its limited partners.

(e) Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

(f) Ownership. As of the date of this Agreement, neither the Purchaser nor any of its Affiliates (other than any portfolio company with respect to which the Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of shares of Class A Common Stock, Class B Common Stock or securities convertible into or exchangeable for Class A Common Stock or Class B Common Stock.

ARTICLE III

COVENANTS

3.1 Filings; Other Actions. Following the Merger Agreement Execution Date, each of the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all

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necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, the Purchaser and the Company shall use all reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable following the Merger Agreement Execution Date, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in each case, with respect to the transactions contemplated hereby, including the issuance of Convertible Preferred Stock and Common Stock to the Purchaser (including, in each case, upon conversion of Convertible Preferred Stock). Without limiting the foregoing, to the extent required, the Purchaser and the Company shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. The Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

3.2 Reasonable Best Efforts to Close. Following the Merger Agreement Execution Date, the Company and the Purchaser agree to use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end, including in relation to the satisfaction of the conditions to Closing set forth in Sections 1.3(a), (b) and (c) and cooperating in seeking to obtain any consent required from Governmental Entities.

3.3 Corporate Actions.

(a) Authorized Common Stock. At any time that any Convertible Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to

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cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Class A Common Stock and Series A-1 Preferred Stock to satisfy the conversion requirements of all shares of Convertible Preferred Stock then outstanding or issuable as a dividend (on or prior to the second anniversary of the Closing Date, assuming that all dividends are paid in kind) or upon the conversion of Series A-2 Preferred Stock then outstanding (assuming for the purposes of this calculation that the Requisite Stockholder Approval has been obtained). All shares of Class A Common Stock and Series A-1 Preferred Stock delivered upon conversion of the Convertible Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien.

(b) Certificate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Series A-1 Certificate in the form attached to this Agreement as Exhibit A, and, if necessary, the Series A-2 Certificate in the form contemplated by Exhibit A, with such changes thereto as the parties may reasonably agree.

(c) Certain Adjustments. If any occurrence since the date of hereof until the Closing would have resulted in an adjustment to the Conversion Rate (as defined in the Series A-1 Certificate) pursuant to Section 9 of the Series A-1 Certificate if the Series A-1 Preferred Stock had been issued and outstanding since the date hereof, the Company shall adjust the Conversion Rate, effective as of the Closing, in the same manner as would have been required by Section 9 of the Series A-1 Certificate if the Series A-1 Preferred Stock had been issued and outstanding since the date hereof.

3.4 Company Stockholder Meeting.

(a) The Company shall notify the Purchaser on or before the Closing Date if the Company intends to issue A-2 Preferred Stock or if the issuance of Series A-1 Preferred Stock hereunder requires approval in accordance with Section 312.03 of the NYSE Listed Company Manual, in which case the Company shall hold a meeting of the Company Stockholders for the purpose of voting upon such approval and approval of the conversion of the Series A-2 Preferred Stock, if applicable.

(b) If the Company is required to deliver a notice pursuant to Section 3.4(a), then as promptly as practicable following the Closing, the Company shall establish a record date for, call, give notice of, convene and hold a special meeting of the Company Stockholders (the “Company Stockholder Meeting”) for the purpose, in accordance with Section 312.03 of the NYSE Listed Company Manual, of obtaining the affirmative vote of a majority of the votes cast at the Company Stockholder Meeting (at which a quorum is present) for the approval of (x) the conversion of any Purchased Series A-2 Preferred Stock and (y) if required, the issuance of the Series A-1 Preferred Stock (the “Requisite Stockholder Approval”); provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are insufficient shares of the Class A Common Stock and Class B Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (ii) the Company is required to postpone or

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adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff, or (iii) the Company determines in good faith (after consultation with outside legal counsel and approval of the Purchaser, where such approval will not be unreasonably withheld, delayed or conditioned) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise; provided, further, that at the Company’s option, the Company Stockholders Meeting shall be the first annual meeting following the Closing Date. The Board of Directors shall, in connection with such a Company Stockholder Meeting, recommend to the Company Stockholders that such stockholders vote in favor of the conversion of the Series A-2 Preferred Stock. In connection with the Company Stockholder Meeting, the Company shall promptly prepare (and the Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company Stockholders as promptly as practicable after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for the Requisite Stockholder Approval. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Company Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to the Company Stockholders such an amendment or supplement. Each of the Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and furnish to the Company Stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, or responding to any comments from the SEC or its staff with respect thereto, and provide the Purchaser with a reasonable opportunity to comment thereon, and consider in good faith any comments proposed by the Purchaser. If the Requisite Stockholder Approval is not obtained at the Company Stockholder Meeting, then the Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval at each following meeting of the Company Stockholders until obtained. At the Company Stockholder Meeting and each subsequent annual meeting of the Company Stockholders, if applicable, the Company shall use commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Requisite Stockholder Approval and to obtain such approvals, and the obligations of the Company in this Section 3.4 with respect to the proxy statement (and related SEC comments) for the Company Stockholder Meeting shall apply, mutatis mutandis, to each proxy statement of the Company for any such subsequent meeting.

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(c) The Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to the Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Company Stockholder Meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

3.5 Information Rights. Following the Closing and for as long as the Carlyle Parties, in the aggregate, Beneficially Own (on an “as converted basis”) at least a number of shares of Class A Common Stock equal to (i) $150 million, divided by (ii) the Conversion Price (as defined in the Series A-1 Certificate) (as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction), the Company shall provide the Purchaser Representative with unaudited monthly (as soon as available) manager financial statements, quarterly (as soon as available) financial statements and audited (by a nationally recognized accounting firm) annual (as soon as available) financial statements, in each case, prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, which statements shall include:

(a) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows; and

(b) a comparison by region of the consolidated statement of income to (i) the corresponding data for the corresponding periods of the previous fiscal year and (ii) the Company’s financial plan for the corresponding periods.

3.6 Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information was (1) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) in the public domain through no violation of this Section 3.6 by such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, financing sources, other consultants and advisors.

3.7 NYSE Listing of Shares. Following the Merger Agreement Execution Date, the Company shall promptly apply to cause any shares of Class A Common Stock that could

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potentially be issued as a dividend on or prior to the second anniversary of the Closing Date (assuming all dividends are paid in kind) or upon conversion of the Convertible Preferred Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance; provided, however, to the extent the Requisite Stockholder Approval is required, the Company shall apply to cause the shares of Class A Common Stock that could potentially be issued upon conversion of the Series A-2 Preferred Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, following receipt of the Requisite Stockholder Approval.

3.8 State Securities Laws. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale Common Stock and/or Convertible Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Convertible Preferred Stock.

3.9 Negative Covenants. From the date of this Agreement through the Closing, the Company and its Subsidiaries shall not:

(a) declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b) amend the Certificate of Incorporation or Bylaws in a manner that would affect the Purchaser in an adverse manner as a holder of Convertible Preferred Stock; or

(c) authorize, issue or reclassify any capital stock, or debt securities convertible into capital stock, of the Company other than the authorization and issuance of (i) the Convertible Preferred Stock, (ii) Class A Common Stock, Class B Common Stock or any rights in connection with a rights plan referenced in Section 9(h) of the Series A-1 Certificate or (iii) any PIK Preferred Stock;

provided, however, that notwithstanding anything herein to the contrary, the foregoing restrictions in Section 3.9(c) and (solely with respect to dividends on preferred stock issued after the date hereof) Section 3.9(a) shall terminate and cease to apply to the Company and its Subsidiaries if the Company first delivers to the Purchaser a written notice (which shall be irrevocable) electing the Cash-Pay Option (as described in the form of Series A-1 Certificate and Series A-2 Certificate).

3.10 Merger Agreement and Debt Financing Commitment. At or prior to the Closing, the Company shall not, without the prior written consent of the Purchaser Representative (which shall not be unreasonably withheld or delayed), (i) enter into the Merger Agreement on terms that (A) include an extension of the Outside Termination Date to a date that is later than the first anniversary of this Agreement or (B) fail to include customary so-called “Xerox” provisions providing protection with respect to exclusive jurisdiction, waiver of jury trial, liability caps (if applicable), absence of liability and third party beneficiary status for the benefit of the Financing

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Source Parties, or (ii) make or agree to make any amendments, supplements, waivers or other modifications to any provision of the Merger Agreement in a manner that would be materially less favorable to the Company; provided, however, that (x) the Purchaser Representative’s written consent shall not be required for (1) any increase in the Merger Consideration per share of Target common stock below the Agreed Cap or (2) any extension of the Outside Termination Date to a date that is not later than the first anniversary of this Agreement, and (y) any change in the so-called “Xerox” provisions of the Merger Agreement providing protection with respect to exclusive jurisdiction, waiver of jury trial, liability caps (if applicable), absence of liability and third party beneficiary status for the benefit of the Financing Source Parties in a manner that is less favorable to the Purchaser in any respect shall require the prior written consent of the Purchaser Representative. Without limiting the foregoing, the Company shall keep the Purchaser Representative reasonably informed regarding the transactions contemplated by the Merger Agreement and the Debt Financing Commitment (as defined in the Merger Agreement), including the expected timing of the Closing and any developments that would reasonably be expected, individually or in the aggregate, to materially delay the Closing or make the Closing unlikely to occur; provided, further, that in any event (and without limiting the notice requirement under Section 1.1), the Company shall provide the Purchaser Representative with no less than five (5) business days’ written notice of the Closing Date.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Standstill. Until the date that is eighteen (18) months after the date the Purchaser Representative is no longer entitled to designate any directors pursuant to Section 4.5, the Purchaser agrees that, without the prior approval of the Board of Directors, the Purchaser will not, directly or indirectly, through its subsidiaries or any other Persons, or in concert with any Person, or as a “group” (as defined in Section 13 of the Exchange Act) with any Person:

(a) purchase, offer to purchase, or agree to purchase or otherwise acquire “beneficial ownership” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of any Class A Common Stock or Class B Common Stock, or any securities convertible or exchangeable into Class A Common Stock or Class B Common Stock, excluding any shares of Class A Common Stock, Convertible Preferred Stock or other securities acquired pursuant to a conversion of the Convertible Preferred Stock or otherwise acquired pursuant to the Transaction Documents;

(b) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company by way of any public communication or other communications to securityholders intended for such purpose, except, in each case, with respect to any Requisite Stockholder Approval;

(c) make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving the Company or any of the Company’s Subsidiaries or any of their respective securities or assets;

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(d) effect or seek to effect (including, without limitation, by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Common Stock or Preferred Stock) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its Subsidiaries; or

(e) enter into any discussions, negotiations, arrangements or understandings with or form a group with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (a) through (d) of this Section 4.1 or otherwise act, alone or in concert with others, to seek to control or influence the Board of Directors or the management or policies of the Company, including its Subsidiaries; provided, however, that nothing in this Section 4.1 will limit (I) any Carlyle Party’s ability to vote (subject to Section 4.5(c) and the other Transaction Documents) or Transfer (subject to Section 4.2) its Common Stock or Preferred Stock or otherwise exercise rights under its Preferred Stock or (II) the ability of any director designated by the Purchaser Representative pursuant to Section 4.5 or elected pursuant to the Series A-1 Certificate to vote or otherwise exercise its fiduciary duties as a member of the Board of Directors, (III) the ability of any observer or director appointed or designated by the Purchaser Representative pursuant to Section 4.5 or pursuant to the Series A-1 Certificate to seek (but solely in such capacity as observer or director) to participate fully as an observer to or director on the Board of Directors, or (IV) the ability of the Purchaser Representative or the holders of Convertible Preferred Stock to exercise their rights to appoint directors and observers pursuant to Section 4.5 or the Series A-1 Certificate, as applicable.

4.2 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement, until the earlier of (i) the mandatory conversion of any shares of Series A-1 Preferred Stock pursuant to Section 7(b) of the Series A-1 Certificate and (ii) the second anniversary of the Closing Date, the Carlyle Parties will not Transfer any Convertible Preferred Stock or any Class A Common Stock issued upon conversion of the Convertible Preferred Stock or, if applicable, issued pursuant to this Agreement.

(b) Notwithstanding Section 4.2(a), the Carlyle Parties shall be permitted to Transfer any portion or all of their Preferred Stock or Common Stock at any time under the following circumstances:

(1) Transfers to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (in form and substance satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the

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Company that the transferee shall Transfer the Convertible Preferred Stock and/or Class A Common Stock (or any Equity Securities issued in respect thereof) so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor; and

(2) Transfers that have been approved in writing by the Board of Directors.

(c) Notwithstanding Sections 4.2(a) and (b), the Carlyle Parties will not at any time directly or knowingly indirectly Transfer any Convertible Preferred Stock or Class A Common Stock issued upon conversion of the Convertible Preferred Stock or, if applicable, issued pursuant to this Agreement to a Company Competitor; provided, however, that this Section 4.2(c) shall not restrict any Transfer into the public market pursuant to a registered offering of Common Stock.

4.3 Legend.

(a) The Purchaser agrees that all certificates or other instruments representing the Convertible Preferred Stock or Class A Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JULY 23, 2012, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Carlyle Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Convertible Preferred Stock or Class A Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement). The Purchaser acknowledges that the Convertible Preferred Stock and Class A Common Stock issuable upon conversion of the Convertible Preferred Stock or, if applicable, issued pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Convertible Preferred Stock or Class A Common Stock

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issuable upon conversion of the Preferred Stock or, if applicable, issued pursuant to this Agreement, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4 Participation.

(a) For the purposes of this Section 4.4, “Excluded Stock” shall mean (i) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (ii) the issuance of shares of equity securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to a stock option plan, restricted stock plan or other similar plan approved by the Board of Directors, (iii) the issuance of shares of equity securities in connection with bona fide acquisitions of securities (other than securities of the Company or any non-wholly-owned Company Subsidiary), or substantially all of the assets of another Person or business (other than issuances to Persons that were Affiliates of the Company at the time that the agreement with respect to such issuance was entered into), (iv) securities issued in a bona fide public offering pursuant to a registration under the Securities Act, (v) securities issued pursuant to the conversion, exercise or exchange of Class B Common Stock outstanding on the date of this Agreement or Convertible Preferred Stock issued to the Purchaser, (vi) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company, or (vii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance). For the avoidance of doubt, any securities issued or issuable by the Company in connection with the transactions contemplated by the Merger Agreement or the financing thereof shall be “Excluded Stock.”

(b) If after the Closing, and for so long as the Carlyle Parties, in the aggregate, either (A) Beneficially Own at least 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (B) Beneficially Own (on an “as-converted basis”) at least 50% of the number of shares of Common Stock Beneficially Owned by the Carlyle Parties on an “as-converted” basis as of the Closing (in the case of this clause (B), as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction), the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire Class A Common Stock or any other class of capital stock of the Company), pursuant to which the Company expects to receive gross proceeds in excess of $5,000,000 (less the aggregate gross proceeds of any other issuances of equity securities (other than Excluded Stock) by the Company after the Closing that, as a result of this $5,000,000 threshold, were not subject to this Section 4.4(b)) other than Excluded Stock, then, the Company shall:

(1) give written notice to the Purchaser Representative (no less than twenty (20) business days prior to the closing of such issuance or if the Company reasonably expects such issuance to be completed in less than twenty (20) business days, such shorter period, which shall be as long as commercially practicable (and in any event no less than ten (10) business days), required for the Carlyle Parties and (subject to Section

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4.2) their Affiliates to participate in such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Purchaser Representative may reasonably request in order to evaluate the proposed issuance; and

(2) offer to issue and sell to the Carlyle Parties, on such terms as the Proposed Securities are issued and upon full payment by the Carlyle Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Class A Common Stock the Carlyle Parties Beneficially Own (on an “as-converted basis”) by (B) the total number of shares of Class A Common Stock and Class B Common Stock then outstanding (on an “as-converted basis”).

(c) The Carlyle Parties must exercise their purchase rights hereunder within fifteen (15) business days after receipt of such notice from the Company, or if the Company reasonably expects such issuance to be completed in less than twenty (20) business days, such shorter period, which shall be as long as practicable (and in any event no less than ten (10) business days after receipt of notice from the Company), required for the Carlyle Parties and (subject to Section 4.2) their Affiliates to participate in such issuance. To the extent that the Company offers two or more securities in units to the other participants in the offering, the Carlyle Parties must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right. The obligation of the Company to provide the notice described in Section 4.4(b) shall be subject to the Purchaser Representative’s written agreement to confidentiality and restrictions on trading terms reasonably acceptable to the Company. The failure of the Purchaser Representative to agree to such terms within ten (10) days after the date of receipt of the Company’s notice as described in Section 4.4(b) shall constitute a waiver of the Carlyle Parties’ rights under this Section 4.4 in respect of such issuance.

(d) Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Carlyle Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Carlyle Parties in the notice delivered in accordance with Section 4.4(b). Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to the Carlyle Parties pursuant to this Section 4.4.

(e) The election by any Carlyle Parties not to exercise its subscription rights under this Section 4.4 in any one instance shall not affect their right as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Carlyle Parties the rights described in this Section 4.4 shall be void and of no force and effect.

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4.5 Election of Directors.

(a) To the extent (but only to the extent) the holders of Series A-1 Preferred Stock are not entitled to elect one or more directors pursuant to the Series A-1 Certificate, and for so long as the Carlyle Parties, in the aggregate, either (i) Beneficially Own at least 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) Beneficially Own (on “as-converted basis”) at least 50% of the number of shares of Common Stock Beneficially Owned by the Carlyle Parties on an “as-converted basis” as of the Closing (in the case of this clause (B), as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction), the Board of Directors shall (A) recommend that one (1) director designated by the Purchaser Representative be included in the slate of nominees in the class to be elected or appointed to the Board of Directors at the next annual meeting of stockholders, in accordance with the Bylaws, Certificate of Incorporation and Delaware General Corporation Law and at each annual meeting of stockholders of the Company thereafter at which such person’s term expires, and (B) appoint one (1) non-voting observer to the Board of Directors, subject, in each case, to such director’s or observer’s satisfaction of all requirements regarding service as a director or board observer of the Company under applicable law or stock exchange rule regarding service as a director or board observer of the Company and such other criteria and qualifications for service as a director or board observer set forth on Schedule 4.5 applicable to all directors or board observers of the Company; provided, however, that (x) in no event shall any such Person’s relationship with the Purchaser or its Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such Person from being a member of or observer to the Board of Directors pursuant to this Section 4.5 and (y) if a designee of the Purchaser Representative initially elected as a Series A-1 Director (as defined in the Series A-1 Certificate), or any replacement of such designee in accordance with the Series A-1 Certificate or this Section 4.5, remains on the Board of Directors, then such Person will retain the term of such Series A-1 Director subject to death, disability, resignation or removal in accordance with Section 4.5(d) (and, accordingly, need not be nominated pursuant to Section 4.5(a)(A) with respect to any annual meeting prior to the annual meeting at which such term expires). For the avoidance of doubt, such board observer shall not have the right to participate in any vote, consent or other action of the Board of Directors. The director nominated by the Purchaser Representative under Section 4.5(a)(A) shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as neither of the thresholds set forth in Section 4.5(a)(i) and (ii) are satisfied, the right of the Purchaser Representative to nominate a director under Section 4.5(a)(A) and to appoint a board observer under Section 4.5(a)(B) shall terminate and such director and board observer shall promptly resign.

(b) To the extent (but only to the extent) the holders of Series A-1 Preferred Stock are not entitled to elect two directors pursuant to the Series A-1 Certificate, and if (i) the Aggregate Purchase Price paid by the Purchaser pursuant to Section 1.1 is greater than or equal to $550,000,000 and (ii) the Carlyle Parties, in the aggregate, either (A) Beneficially Own at least 15% of the total number of outstanding shares of Common Stock (on an “as-converted

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basis”) or (B) Beneficially Own (on “as-converted basis”) at least 66% of the number of shares of Common Stock Beneficially Owned by the Carlyle Parties on an as-converted basis as of the Closing (in the case of this clause (B), as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction), the Board of Directors shall, in addition to the director nominated by the Purchaser Representative under 4.5(a) or the Series A-1 Director, if applicable, recommend that one (1) additional director designated by the Purchaser Representative be included (i) at the next annual meeting of stockholders in the slate of nominees in the class to be elected or appointed to the Board of Directors at such annual meeting (or, if a Series A-1 Director or director nominated by the Purchaser Representative pursuant to Section 4.5(a) is already a member of such class, then the class that was elected at the immediately preceding annual meeting of stockholders), in accordance with the Bylaws, Certificate of Incorporation and Delaware General Corporation Law and (ii) at each annual meeting of stockholders of the Company thereafter at which such person’s term expires, in the slate of nominees in the class to be elected or appointed to the Board of Directors at such annual meeting, in each case, subject to such director’s satisfaction of all requirements regarding service as a director of the Company under applicable law or stock exchange rule regarding service as a director of the Company and such other reasonable criteria and qualifications for service as a director set forth on Schedule 4.5 applicable to all directors of the Company; provided, however, that (x) in no event shall any such Person’s relationship with the Purchaser or its Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such Person from being a member of or observer to the Board of Directors pursuant to this Section 4.5 and (y) if two designees of the Purchaser Representative initially elected pursuant to this Section 4.5 or as Series A-1 Directors, or their respective replacements in accordance with the Series A-1 Certificate or this Section 4.5, remain on the Board of Directors, then such Persons will retain their respective terms subject to death, disability, resignation or removal in accordance with Section 4.5(d) (and, accordingly, no designee of the Purchaser Representative need be nominated pursuant to Section 4.5(b)(A) with respect to any annual meeting prior to the first annual meeting at which one of such terms expires). The director nominated by the Purchaser Representative under this Section 4.5(b) shall serve the term associated with the class of directors to which such director belongs in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, at such time as none of the thresholds set forth in this Section 4.5(b) are satisfied, the right of the Purchaser Representative to nominate a director under this Section 4.5(b) shall terminate and such director shall promptly resign.

(c) At every meeting of the stockholders of the Company, called, and at every postponement or adjournment thereof, each Carlyle Party agrees to vote any and all shares of Convertible Preferred Stock or Class A Common Stock entitled to be voted thereat, or to cause any such shares to be voted, in the manner that is proportionate to the manner in which all of the shares of Common Stock which are voted in respect of such matter (other than the shares of Convertible Preferred Stock or Class A Common Stock voted by the Carlyle Parties) are voted with respect to the election or removal of each director other than the director(s) the Purchaser Representative is entitled to nominate pursuant to Section 4.5(a) or (b). This Section 4.5(c) shall terminate when the Purchaser Representative is no longer entitled to nominate any director

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pursuant to Section 4.5(a) or (b). At every meeting of the stockholders of the Company called, and at every postponement or adjournment thereof, each Carlyle Party agrees to cause any and all shares of Convertible Preferred Stock or Class A Common Stock entitled to be voted thereat to be present in person or represented by proxy so that all such shares shall be counted as present for determining the presence of a quorum at such meetings.

(d) Without limiting the foregoing, if the Company shall have failed to cause the condition set forth in Section 1.3(b)(7) to be satisfied at Closing, the Company shall take all necessary action to cause the applicable designees of the Purchaser Representative to be appointed to the Board of Directors (or as a non-voting observer to the Board of Directors, as applicable) promptly after the Closing. In the event of the death, disability, resignation or removal of any Person designated by the Purchaser Representative as a member of or observer to the Board of Directors (or, if the holders of Convertible Preferred Stock no longer have the right to designate such Person, any Series A-1 Director or Person appointed as a non-voting observer to the Board of Directors pursuant to the Series A-1 Certificate), subject to the continuing satisfaction of the applicable threshold set forth in Section 4.5(a) or (b), as applicable, the Purchaser Representative may designate a Person to replace such Person and the Company shall cause such newly designated Person to fill such resulting vacancy (including as an observer, if applicable), subject to such Person’s satisfaction of all requirements regarding service as a director of the Company under applicable law or stock exchange rule regarding service as a director of the Company and such other reasonable criteria and qualifications for service as a director set forth on Schedule 4.5 applicable to all directors of the Company; provided, however, that in no event shall any such Person’s relationship with the Purchaser or its Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such Person from being a member of or observer to the Board of Directors pursuant to this Section 4.5. So long as any Person designated by the Purchaser Representative to serve as a member of or observer to the Board of Directors is eligible to be so designated in accordance with this Section 4.5, the Company shall not take any action to remove such Person as such an observer or director without the prior written consent of the Purchaser Representative.

4.6 Carlyle Director Consent. Following the Closing, and for so long as the Purchaser Representative is entitled to designate at least one director pursuant to Section 4.5 or the holders of Series A-1 Preferred Stock are entitled to elect at least one director pursuant to the Series A-1 Certificate, none of the following actions shall be taken by the Board of Directors, the Company or any Subsidiary of the Company, as applicable, without the Carlyle Director Consent:

(a) any amendment or modification of the rights, preferences or privileges of the Convertible Preferred Stock;

(b) any increase or decrease of the authorized number of shares of Convertible Preferred Stock (except pursuant to the Series A-1 Certificate or the Series A-2 Certificate with respect to shares of Convertible Preferred Stock held by the Carlyle Parties);

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(c) any amendment or modification of the Certificate of Incorporation, including the Series A-1 Certificate and the Series A-2 Certificate, Bylaws or equivalent organizational documents of the Company in a manner that affects the Carlyle Parties in an adverse manner as a holder of Convertible Preferred Stock (if applicable); and

(d) any material alteration of the principal lines of business of the Company and the Company Subsidiaries taken as a whole.

4.7 Tax Matters.

(a) The Company and its paying agent shall be entitled to withhold taxes on all payments on the Convertible Preferred Stock or Class A Common Stock or other securities issued upon conversion of the Convertible Preferred Stock to the extent required by law. Prior to the date of any such payment, the Purchaser (or any transferee) shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.

(b) Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Purchaser and the Company agree not to treat the Convertible Preferred Stock (based on their terms as set forth in the Series A-1 Certificate or Series A-2 Certificate, as applicable) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(c) The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the issue of the Convertible Preferred Stock and (y) the issue of shares of Class A Common Stock or Series A-1 Preferred Stock, as applicable, upon conversion of the Convertible Preferred Stock. However, in the case of conversion of Convertible Preferred Stock, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock or Series A-1 Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

(d) During any taxable year in which any shares of Convertible Preferred Stock are or have been outstanding, (i) the Company shall not declare or pay any dividends or other distributions with respect to its capital stock (other than (A) distributions on its common stock of its common stock or rights to acquire common stock, (B) cash dividends or other distributions on (x) the Class A Common Stock and the Class B Common Stock or (y) the Convertible Preferred Stock, or (C) distributions of PIK Preferred Stock with respect to PIK Preferred Stock), (ii) the Company shall not authorize or issue any class or series of stock (other than Class A Common Stock, Class B Common Stock, Convertible Preferred Stock or any PIK Preferred Stock), (iii) neither the Company nor any of its Subsidiaries shall issue any stock or debt instrument that is

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convertible or exchangeable into shares of the Company’s stock (or that is accompanied by options or warrants to purchase such stock), other than (A) for the avoidance of doubt, any rights in connection with a rights plan referenced in Section 9(h) of the Series A-1 Certificate or the Series A-2 Certificate, or (B) the Convertible Preferred Stock or any PIK Preferred Stock, and (iv) the Company shall not redeem, repurchase, recapitalize or acquire shares of its capital stock in a transaction that would be treated, in whole or in part, as a dividend for United States federal income tax purposes, unless such redemption, repurchase, recapitalization or acquisition is an isolated transaction within the meaning of Treasury Regulation Section 1.305-3(b)(3); provided that, notwithstanding anything herein to the contrary, the foregoing restrictions in this Section 4.7(d) shall not apply to the Company and its Subsidiaries if the Company delivered to the Purchaser, prior to Closing, a written notice (which shall be irrevocable) electing the Cash-Pay Option (as described in the form of Series A-1 Certificate and Series A-2 Certificate).

ARTICLE V

MISCELLANEOUS

5.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the first anniversary of the Closing, except (i) the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c)(1) and 2.1(e), which will survive indefinitely and (ii) the representations and warranties contained in Sections 2.2(a) and 2.2(b)(1), which will survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except as set forth in Section 4.7(c) that the Company shall, upon the completion of the transaction contemplated by the Merger Agreement, reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including fees and expenses of attorneys and accounting and financial advisers in connection with the transactions contemplated pursuant to this Agreement), up to a maximum amount of $100,000.

5.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving

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party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

5.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

5.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to Purchaser, any Carlyle Party or the Purchaser Representative:

The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attn:    Gregory Ledford and Cedric Bobo

Fax:     (202) 347-1818

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, D.C. 20004

Attn:    Daniel Lennon and David Brown

Fax:     (202) 637-2201

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(b) If to the Company:

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, Connecticut 06830

Attn:    General Counsel

Fax:     (203) 661-4106

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:    William E. Curbow, Esq.

Fax:     (212) 455-2502

5.8 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof

5.9 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, provided, however, that (a) the Purchaser or any Carlyle Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Affiliates that are “United States persons” within the meaning of Section 7701(a)(30) of the Code in accordance with this Agreement, including Section 4.2(b), and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement; provided, that no such assignment will relieve the Purchaser of its obligations hereunder prior to the Closing.

5.10 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

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(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(e) the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f) “30 Day VWAP” means $53.17.

(g) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (a) other than in the case of Section 2.2(f), Section 2.1(o), and Section 3.1, portfolio companies in which the Purchaser or its Affiliates have an investment, or (b) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement; provided, however, that for the purposes of Section 3.6, any portfolio company of the Purchaser or its Affiliates that (but for clause (a) of this definition) would be an Affiliate of the Purchaser will be an Affiliate if the Purchaser or any of its Affiliates (or any representative on behalf of the Purchaser or any of its Affiliates) has provided, directly or indirectly, such portfolio company with Information subject to the restrictions in Section 3.6. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Aggregate Purchase Price” means the purchase price payable by the Purchaser to the Company for the issue of the shares of Convertible Preferred Stock.

(i) “Agreed Cap” means the dollar amount that the Purchaser Representative and the Company designated as the “Agreed Cap” in a letter agreement, dated as of July 18, 2012.

(j) “as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock that is either (x) then outstanding or (y) issuable upon conversion of Series A-2 Preferred Stock then outstanding, in each case, whether or not the Preferred Stock is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

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(k) “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Company Subsidiary.

(l) “Carlyle Director Consent” means the consent or approval of any directors (i) nominated by the Purchaser Representative pursuant to Section 4.5, and elected to the Board of Directors or (ii) elected pursuant to the Series A-1 Certificate; provided, however, that if (x) the Purchaser Representative is entitled to designate at least one director pursuant to Section 4.5 or elect at least one director pursuant to the Series A-1 Certificate and (y) no such director is currently serving on the Board of Directors, then the “Carlyle Director Consent” means the consent or approval of the Purchaser Representative.

(m) “Carlyle Parties” means the Purchaser and each Affiliate of the Purchaser to whom shares of Convertible Preferred Stock or Class A Common Stock are transferred pursuant to Section 4.2(b)(1).

(n) “Common Stock” means the Class A Common Stock and the Class B Common Stock.

(o) “Company Competitor” shall mean, at any time, any Person that (a) is engaged directly or indirectly in owning or operating (i) shortline railroads, (ii) regional freight railroads, (iii) long-haul railroads, (iv) railcar switching services or (v) provides ancillary railroad services including the operation of port railroads or termination railroads, in each case, if the activities described in this clause (a) account for annual revenue to such Person that exceeds $50,000,000 or (b) is an Affiliate of any Person in clause (a).

(p) “Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any change in the Company’s stock price or trading volume, (B) any failure by the Company to meet revenue or earnings projections, (C) any Effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, in each case except to the extent such changes disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other railroad companies operating in the United States, Canada, Australia and Europe, (D) any Effect caused by the

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announcement or pendency of the Merger, or the identity of the Company or any of its Affiliates as the acquirer in connection with the Merger (including any litigation arising from the Merger Agreement or the transactions contemplated by the Merger Agreement), (E) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement (including any litigation arising from this Agreement or the transactions contemplated by the Merger Agreement), (F) acts of war or terrorism or natural disasters, (G) the performance of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Purchaser, (H) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding), or any liability, sanction or penalty arising from any governmental proceeding or investigation that was commenced prior to the date of this Agreement and disclosed by the Company in this Agreement or in a correspondingly identified schedule attached hereto, (I) changes in GAAP or other accounting standards (or any interpretation thereof) or (J) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof or (K) any Effect (to the extent that it relates to the Target) that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Target or its Subsidiaries but which would not be a Company Material Adverse Effect (as defined in the Merger Agreement); provided, however, that (x) the exceptions in clause (A) and (B) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect, (y) without limiting clause (C), with respect to clauses (F), (I) and (J), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other railroad companies operating in the United States, Canada, Australia and Europe.

(q) “Company Stockholders” means the holders of shares of Class A Common Stock and the Class B Common Stock in their respective capacities as such.

(r) “Effect” shall mean any change, event, effect or circumstance.

(s) “Equity Securities” means the equity securities of the Company, including shares of Class A Common Stock, Class B Common Stock and Convertible Preferred Stock.

(t) “Financing Source Parties” shall mean (i) any source of debt or equity financing (including each Person included in the Purchaser) and (ii) any of the former, current or future stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents of a Person described in clause (i) or any of its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries).

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(u) “Knowledge of the Company” means the actual knowledge of one or more of Timothy J. Gallagher and Allison Fergus.

(v) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(w) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(x) “PIK Preferred Stock” means any convertible preferred stock of the Company that (i) entitles its holders to participate equally and ratably with the holders of the Class A Common Stock, the Convertible Preferred Stock and any other outstanding PIK Preferred Stock, in all dividends paid on the Class A Common Stock, when, as and if declared by the Board of Directors, calculated as if such shares had been converted immediately prior to the record date and (ii) is not entitled to any other cash dividends whatsoever. The parties hereto agree that this definition of PIK Preferred Stock is intended to ensure that any stock dividends paid or payable with respect to the Convertible Preferred Stock are not taxable pursuant to Section 305 of the Code by reason of the existence or issuance of any PIK Preferred Stock.

(y) “Purchaser” means, collectively, the Initial Purchaser Representative and each Affiliate of the Initial Purchaser Representative (i) to which the Initial Purchaser Representative or any other Person included in the Purchaser has assigned all or part of its rights in this Agreement and (ii) that has agreed in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement applicable to the Purchaser.

(z) “Purchaser Representative” means the Initial Purchaser Representative or any other Carlyle Party that is designated by the Purchaser Representative as the successor Purchaser Representative in a written notice delivered to the Company.

(aa) “Transaction Documents” means this Agreement, the Series A-1 Certificate, the Series A-2 Certificate (if applicable), the Voting and Support Agreement and the Registration Rights Agreement.

(bb) “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one

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or more shares of Convertible Preferred Stock, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Company or (iii) the transfer (other than by the Purchaser or an Affiliate of the Purchaser) of any limited partnership interests or other equity interests in the Purchaser or any Carlyle Party (or any direct or indirect parent entity of the Purchaser or any Carlyle Party), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided, that if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the Person controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”.

(cc) “VWAP” means, with respect to the Class A Common Stock on any trading day, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to such security (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or, if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for such purpose by the Company).

5.11 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.12 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit right or remedies.

5.14 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

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5.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

5.16 Termination. This Agreement will survive the Closing so long as the Purchaser Representative is entitled to designate at least one director pursuant to Section 4.5(a) and, in any event, shall survive so long as any shares of Convertible Preferred Stock are outstanding. Prior to the Closing, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and the Purchaser Representative;

(b) by the Company or the Purchaser Representative, upon written notice to the other party given at any time on or after (i) August 18, 2012, if the Company and/or its applicable Subsidiary have not entered into the Merger Agreement (such date the Company and/or its applicable Subsidiary enter into the Merger Agreement, if any, the “Merger Agreement Execution Date”) by such date, or (ii) the Outside Termination Date (as defined in the Merger Agreement), in the event that the Closing shall not have occurred on or before such date; provided, however that the right to terminate this Agreement pursuant to this Section 5.16(b)(ii) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) without any action by either party, if the Merger Agreement is terminated in accordance with its terms at any time prior to the Closing;

(d) by notice given by the Company to the Purchaser Representative, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.3(c)(1) or (2) would not be satisfied and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser Representative of written notice from the Company requesting such inaccuracies or breaches to be cured; provided, however, that termination under this Section 5.16(d) will not be effective if such breaches or inaccuracies are curable prior to the Outside Termination Date; and

(e) by notice given by the Purchaser Representative to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in

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Section 1.3(b)(1) or (2) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser Representative requesting such inaccuracies or breaches to be cured; provided, however, that termination under this Section 5.16(e) will not be effective if such breaches or inaccuracies are curable prior to the Outside Termination Date; or

(f) by the Purchaser Representative, by notice given to the Company, no later than one (1) Business Day after receipt of written notice from the Company of the Merger Agreement Execution Date including a true and current copy of the executed Merger Agreement (but, for the avoidance of doubt, not any date thereafter), if the Merger Consideration per share of Target common stock exceeds the Agreed Cap (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the shares of Target stock).

5.17 Effects of Termination. In the event of any termination of this Agreement in accordance with Section 5.16, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and (if such termination is prior to the Closing) the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 5.3 to 5.15 and Section 5.18 shall survive the termination of this Agreement.

5.18 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

GENESEE & WYOMING INC.

By:	/s/ John C. Hellmann
	Name:	John C. Hellmann
	Title:	Chief Executive Officer and President

By:	/s/ Timothy J. Gallagher
	Name:	Timothy J. Gallagher
	Title:	Chief Financial Officer

CARLYLE PARTNERS V, L.P.
By: TC Group V, L.P., its general partner

By:	/s/ Gregory S. Ledford
	Name:	Gregory S. Ledford
	Title:	Managing Director

[Signature Page to Investment Agreement]

Exhibit A

Form of Series A-1 Mandatorily Convertible

Perpetual Preferred Stock Certificate of Designations

FORM OF

CERTIFICATE OF DESIGNATIONS

OF

MANDATORILY CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES A-1

OF

Genesee & Wyoming Inc.

Pursuant to Section 151 of the

General Corporation Law

of the State of Delaware

Genesee & Wyoming Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

FIRST: The Restated Certificate of Incorporation of the Company authorizes the issuance of 3,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

SECOND: The Board of Directors, in accordance with the provisions of the Restated Certificate of Incorporation, the By-laws of the Company and applicable law, adopted the following resolution on [    ], providing for the issuance of a series of [            ] shares of Preferred Stock of the Company designated as “Mandatorily Convertible Perpetual Preferred Stock, Series A-1”.

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation, the By-laws of the Company and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

[Note to Draft: In order to address the possibility that preferred stock and/or common stock in excess of 19.9% of the Company’s current outstanding Common Stock will be called by the Company, the parties agree on the following. To the extent approval of the Company’s stockholders relating to such issuance is not obtained prior to Closing, then any shares issued in excess of such 19.9% threshold shall be issued in

\the form of Series A-2 Preferred Stock, which shall have the same terms as set forth herein with respect to the Series A-1 Preferred Stock, except as set forth in this Certificate of Designations, including the footnotes herein, as well as the other necessary and appropriate conforming changes.]

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Mandatorily Convertible Perpetual Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”). The number of shares constituting such series shall be [    ]; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A-1 Preferred Stock then outstanding [plus the number of shares of Series A-2 Preferred Stock (as defined below) then outstanding].

Section 2. Ranking. (a) The Series A-1 Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with [the Series A-2 Preferred Stock and] each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company and (ii) senior to the Class A Common Stock and Class B Common Stock and each other class or series of capital stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A-1 Preferred Stock as to rights on liquidation, winding-up and dissolution of the Company.

(b) [The Series A-2 Preferred Stock and] each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Parity Securities.”

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

“Certificate of Designations” means this Certificate of Designations of Genesee & Wyoming Inc., dated [                    ], as it may be amended from time to time in accordance herewith.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, including this Certificate of Designations and any other certificate of designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Change of Control” means (i) any purchase or acquisition (whether by way of tender or exchange offer, merger, share exchange, consolidation, business combination, recapitalization, reorganization or similar transaction) by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), that results in such Person or group beneficially owning (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board of Directors or (B) the majority of the outstanding shares of Common Stock or (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 6:00 pm, New York City time, on the date in question.

“Closing Price” of the Class A Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) on such date of the shares of the Class A Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange. If the Class A Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Class A Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Class A Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Class A Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Class A Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Common Stock Outstanding” has the meaning set forth in Section 9(a).

“Company” means Genesee & Wyoming Inc., a Delaware corporation, and any successor thereto.

“Conversion Date” has the meaning set forth in Section 7.

“Conversion Price” means a dollar amount equal to $1,000 divided by the then applicable Conversion Rate.

“Conversion Rate” means [Conversion Rate will reflect a Conversion Price that is the Applicable Premium (as defined in the Investment Agreement) to the 30 Day VWAP (as defined in the Investment Agreement)]1 shares of Class A Common Stock per share of Series A-1 Preferred Stock, subject to adjustment in accordance with the provisions of this Certificate of Designation.

“Current Market Price” means, in the case of any distribution of rights, warrants or Distributed Property giving rise to an adjustment to the Conversion Price pursuant to

[1]	Note to Draft: in the event clause (a)(ii)(B) Section 1.1 of the Investment Agreements applies to the preferred stock issued pursuant to this Certificate of Designations, the Conversion Rate will reflect a Conversion Price that is the Applicable Premium (as defined in the Investment Agreement) to the Call Date VWAP (as defined in the Investment Agreement).

Section 9(c) or Section 9(d),2 the average of the daily Closing Price per share of the Class A Common Stock or other securities, as applicable, on each of the ten consecutive Trading Days ending on and including the Trading Day preceding the Record Date for such distribution.

“Distributed Property” has the meaning set forth in Section 9(d).

“Dividend Rate” means 5.00% per annum, as adjusted in Section[s 4(e) and3] 10(f); provided, however, (i) with respect to any Dividend Period in which the Dividend Rate is adjusted, the applicable Dividend Rate for such Dividend Period will be calculated by determining the sum, for each day during such Dividend Period, of the product of the Dividend Rate in effect on such day (without giving effect to this proviso but giving effect to any other adjustments) multiplied by the Liquidation Preference per share of Series A-1 Preferred Stock on such day) and (ii) from and after the Dividend Rate Termination Date, the Dividend Rate shall (subject to clause (i)) be 0.00%.

“Dividend Rate Termination Date” shall mean the first business day after the second anniversary of the Issue Date; provided, however, that if, on the first business day after the second anniversary of the Issue Date, (i) either of the conditions set forth in the first clause (i) or (ii) of Section 7(b) is not satisfied, the Dividend Rate Termination Date shall not occur until the first business day thereafter on which both of such conditions are satisfied, or (ii) if (A) one or more Holders of Series A-1 Preferred Stock has exercised the Change of Control Sale option pursuant to Section 10(f) with respect to one more shares of Series A-1 Preferred Stock and (B) one or more of the shares with respect to which such option was exercised have not been purchased by the Company in accordance with Section 10(f), the Dividend Rate shall continue to accrue on such shares until the Change of Control Sale has been completed with respect to all such shares.

“Exchange Property” has the meaning set forth in Section 10(a).

“Holder” means the Person in whose name the shares of the Series A-1 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Investment Agreement” means the Investment Agreement, dated as of July 23, 2012, between the Company and Carlyle Partners V, L.P., a Delaware limited partnership.

[2]	Note to Draft: Series A-2 Certificate will provide, for the purposes of Section 10(f), for measurement of Current Market Price for such period ending on the Trading Day preceding the Change of Control Effective Date.
[3]	Note to Draft: Bracketed cross-reference to be included in the Series A-2 Certificate of Designations only.

“Issue Date” means the date upon which the shares of Series A-1 Preferred Stock are first issued.

“Liquidation Preference” means, as to the Series A-1 Preferred Stock, $1,000.00 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A-1 Preferred Stock), as further adjusted pursuant to Section 4(b) from time to time.

“Mandatory Conversion Date” means, with respect to the shares of Series A-1 Preferred Stock of any Holder, the Business Day immediately following the [second]4 anniversary of the Issue Date; provided, however, that if, prior to such time, the Company delivers a notice designating an earlier Mandatory Conversion Date with respect to some or all of the Series A-1 Preferred Stock in accordance with the terms, and subject to the conditions, of Section 7(b), then such earlier date shall be the Mandatory Conversion Date with respect to such shares of Series A-1 Preferred Stock.

“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” has the meaning set forth in the recitals.

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Reorganization Event” has the meaning set forth in Section 10(a).

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Series A-2 Preferred Stock” means that Company’s series of preferred stock designated as “Convertible Non-Voting Preferred Stock, Series A-2”.

[4]	Note to Draft: To be modified as necessary if the Company, in its sole discretion, modifies such bracketed anniversary to a date beyond the second anniversary.

“Trading Day” means a Business Day on which the shares of Class A Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Trigger Event” has the meaning set forth in Section 9(h).

Section 4. Dividends. (a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, or a duly authorized committee of the Board of Directors, out of any funds legally available therefor, cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more.

(b) Regular Dividends.5 Commencing on the Issue Date, dividends shall accrue and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day. Dividends payable pursuant to this Section 4, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series A-1 Preferred Stock, payable in cash [and/or in kind in additional shares of Series A-1 Preferred Stock] as follows:

(i) Dividends at an annual rate equal to the Dividend Rate multiplied by the Liquidation Preference, payable[, at the Company’s option (a) in kind in additional shares of Series A-1 Preferred Stock (each such dividend, a “PIK Dividend”), (b)] in cash [or (c) in a combination of PIK Dividends and cash].

(ii) [With respect to the payment of any PIK Dividend, the number of shares of Series A-1 Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series A-1 Preferred Stock

[5]	Note to Draft: In the event that, prior to fifteenth business day prior to the Issue Date, the Company delivers to the Purchaser a written notice irrevocably agreeing to remove the PIK Dividend option from this Certificate of Designations, such that all dividends pursuant to this Section 4(b) would be payable in cash, such notice shall be deemed to elect the “Cash-Pay Option” and this form will be revised to reflect the requirement that all dividends pursuant to this Section 4(b) would be payable in cash and to make other necessary and appropriate changes in connection therewith, including (i) providing that the declaration and payment of all accrued dividends will be a condition to any Mandatory Conversion Date, (ii) removing the PIK Dividend provisions and providing that unpaid dividends will not be added to Liquidation Preference (but will still compound and accumulate), (iii) the modification of the conversion provisions such that unpaid dividends do not convert, (iv) the requirement that the Company be required to elect Mandatory Conversion by written notice and (v) dividends will continue (after the dividend termination date) to accrue on any unpaid dividends until paid.

shall be determined by dividing (i) the amount of the PIK Dividend by (ii) the Liquidation Preference per share of Series A-1 Preferred Stock. To the extent that any PIK Dividend would result in the issuance of a fractional share of Series A-1 Preferred Stock to any Holder, then the amount of such fraction multiplied by the Liquidation Preference shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash amount shall be added to the Liquidation Preference in accordance with Section 4(b)(v))].

(iii) Dividends payable pursuant to this Section 4(b) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 90. The period from the Issue Date to and including [First Dividend Payment Date following the Issue Date.][2012][2013] and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period”. Dividends payable pursuant to Section 4(b) are cumulative. Such dividends shall begin to accrue and be cumulative (x) from the Issue Date (in the case of the shares of Series A-1 Preferred Stock issued on the Issue Date), (y) from the earlier of (I) the Issue Date and (II) the day immediately following the Dividend Payment Date immediately preceding their issuance (in the case of shares of Series A-1 Preferred Stock issued upon conversion of Series A-2 Preferred Stock), or (z) from but excluding the Dividend Payment Date in respect of which such shares were issued or were scheduled to be issued [(in the case of shares of Series A-1 Preferred Stock issued or scheduled to be issued in connection with a PIK Dividend)], shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date, in each case, whether or not the Company has funds legally available for any dividend [(except that, if no funds are legally available for a dividend, the Company may not pay any cash dividend pursuant to this Section 4(b) and any such dividend must be paid as a PIK dividend or added to the Liquidation Preference pursuant to Section 4(b)(v))]. [The Company shall at all times reserve and keep available out of its authorized and unissued Series A-1 Preferred Stock, the full number of shares of Series A-1 Preferred Stock required for purposes of paying all PIK Dividends that may become payable hereunder.]

(iv) If the Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any accrued but unpaid dividends being taken into account in Section 7. If the Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is after the Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A-1 Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(v) If and to the extent the Company does not pay in full the entire dividend contemplated by this Section 4(b), in cash (including cash in lieu of fractional shares) [or as a PIK Dividend for a particular Dividend Period] on the applicable Dividend Payment Date for such period, in accordance with this Section 4(b), the unpaid amount of such dividend (in cash or Liquidation Preference, as applicable) shall be added to the Liquidation Preference in accordance with the definition thereof.

(c) Participating Dividends. If the Board of Directors, or a duly authorized committee of the Board of Directors, declares and pays a cash dividend in respect of Class A Common Stock or any other dividend or distribution in respect of Class A Common Stock for which no adjustment in the Conversion Rate is required to be made pursuant to Section 9 (other than Section 9(d)) or Section 10 (other than a distribution of rights issued pursuant to a stockholders’ rights plan (in which event the provisions of Section 9(h) shall apply), then the Board of Directors, or a duly authorized committee of the Board of Directors, shall declare and pay to the Holders of the Series A-1 Preferred Stock, on the same dates on which such cash dividend (or other dividend or distribution) is declared or paid, as applicable, on the Class A Common Stock, a dividend or distribution in the same form and in an amount per share of Series A-1 Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Class A Common Stock and (ii) the number of shares of Class A Common Stock into which such share of Series A-1 Preferred Stock is then convertible on the Record Date for such dividend or distribution6; provided, however, that (x) until such dividend or distribution (and each other dividend or distribution declared or (to the extent the applicable Dividend Payment Date has occurred) accrued on the Series A-1 Preferred Stock, including under Section 4.1(b)) has been paid in full in respect of Series A-1 Preferred Stock, the Company may not make any payment of such dividend or distribution with respect to any class or series of capital stock that ranks junior to the Series A-1 Preferred Stock with respect to dividend rights and (y) to the extent that the Company declares a dividend on the Series A-1 Preferred Stock and any class or series of capital stock that ranks on parity with the Series A-1 Preferred Stock with respect to dividend rights but does not make the full payment of such declared dividends, the Company shall allocate the dividend payments on a pro rata basis among the Holders of the Series A-1 Preferred Stock and the holders of any class or series of capital stock that ranks on parity with the Series A-1 Preferred Stock with respect to dividend rights. No cash dividend (or any other dividend or distribution for which no adjustment to the Conversion Rate is required to be made pursuant to Section 9 or Section 10 (other than a

[6]	Note to Draft: [This and other as-converted amounts in the Series A-2 Certificate will take into account the number of shares of Class A Common Stock into which the number of shares of Series A-1 Preferred Stock underlying such Series A-2 Preferred Stock is then convertible (assuming for this purpose that the Requisite Stockholder Approval has been obtained).]

distribution of rights issued pursuant to a stockholders’ rights plan (in which event the provisions of Section 9(h) shall apply)) may be declared or paid (other than on the Series A-1 Preferred Stock) unless the Board of Directors and the Company comply with this Section 4(c).

(d) Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which with respect to dividends payable pursuant to Section 4(b), shall be on the fifteenth day of the month in which the relevant Dividend Payment Date occurs and with respect to dividends payable pursuant to Section 4(c) shall be the record date in respect of such dividend or distribution.7

Section 5. Liquidation. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A-1 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company , and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Company ranking junior to the Series A-1 Preferred Stock as to such distribution, a liquidating distribution in an amount equal to the greater of (i) the Liquidation Preference per share, together with an amount equal to all dividends or other distributions, if any, that have been accrued or declared but not paid (or included in an increase to the Liquidation Preference) on the shares of Series A-1 Preferred Stock prior to the date of payment of such distribution (including any accumulation in respect of dividends that have not been declared prior to such payment date) and (ii) the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in

[7]

Note to Draft: [Series A-2 Certificate will include the following Section 4(e): “If the Company does not obtain the Requisite Stockholder Approval (as defined as in the Investment Agreement) within 180 days following the Issue Date, then the Dividend Rate shall become 10.00% commencing on the 181st day following the Issue Date and for the remainder of the Dividend Period in which such day occurs and for all subsequent Dividend Periods until the Requisite Stockholder Approval has occurred at which point the Dividend Rate shall become 5.00%, subject to Section 10(f) and the following two sentences. If the Company does not obtain Requisite Stockholder Approval within 270 days following the Issue Date, then the Dividend Rate shall become 12.25% commencing on the 271st day following the Issue Date and for the remainder of the Dividend Period in which such day occurs and for all subsequent Dividend Periods until the Requisite Stockholder Approval has occurred at which point the Dividend Rate shall become 5.0%, subject to Section 10(f) and the following sentence. If the Company does not obtain Requisite Stockholder Approval within 360 days following the Issue Date, then the Dividend Rate shall become 15.00% commencing on the 361st day following the Original Issue Date and for the remainder of the Dividend Period in which such day occurs and for all subsequent Dividend Periods until the Shareholder Approval has occurred at which point the Dividend Rate shall become 5.0%, subject to Section 10(f).”]

accordance with applicable law), that would be made on the number of shares of Class A Common Stock into which such shares of Series A-1 Preferred Stock are convertible immediately before such liquidation, dissolution or winding-up of the Company.8 After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 10.

Section 6. Maturity. The Series A-1 Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Conversion. (a) Optional Conversion. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the Holder thereof, at any time, and from time to time, into the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to (i) the quotient of (A) the sum of the Liquidation Preference plus an amount equal to the accrued but unpaid dividends and distributions not previously added to the Liquidation Preference divided by (B) 1,000 multiplied by (ii) the Conversion Rate in effect at the time of conversion (subject to aggregation and the payment of cash in lieu of fractional shares as provided in Section 12 of this Certificate of Designations). In order to convert shares of Series A-1 Preferred Stock into shares of Class A Common Stock pursuant to this Section 7(a), the Holder must surrender the certificates representing such shares of Series A-1 Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), accompanied by transfer instruments reasonably satisfactory to the Company, at the principal office of the Company (or such other place mutually acceptable to the Holder and the Company), together with written notice that such Holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect

[8]	Note to Draft: See footnote to Section 4(c) with respect to calculation of this amount for Series A-2 Preferred Stock.

to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, together with such notice, by the Company or (in accordance with the immediately preceding sentence) its authorized agent will be the date of conversion (the “Conversion Date”). In the event that a Holder transfers shares of Series A-1 Preferred Stock, other than in connection with a transfer permitted by and in accordance with the Investment Agreement, such shares so transferred shall be automatically converted into shares of Class A Common Stock at the Conversion Rate in effect immediately prior to such transfer (in which case the date of such transfer shall be deemed to be the Conversion Date).

(b) Mandatory Conversion.9 Effective as of the Mandatory Conversion Date with respect to the shares of Series A-1 Preferred Stock of a Holder, all such Holder’s shares of Series A-1 Preferred Stock shall automatically convert into shares of Class A Common Stock as set forth below, subject to satisfaction of the following conditions: (i) if the Company Stockholder Meeting (as defined in the Investment Agreement) is required to be held pursuant to the Investment Agreement, the Requisite Stockholder Approval (as defined in the Company Stockholder Meeting) shall have been obtained; and (ii) all shares of Class A Common Stock that either (x) are issuable upon conversion of Series A-1 Preferred Stock or (y) were issued to Holders or one or more of their respective Affiliates on the Issue Date (or in respect of such shares of Class A Common Stock) shall have been registered by the Company for resale by the holders thereof pursuant to a then-effective registration statement that is (I) an automatic shelf registration statement (as defined in Rule 405 (or any successor provision) of the Securities Act of 1933, as amended (the “Securities Act”)) or (II) if the Company is not then eligible to use an automatic shelf registration statement, on Form S-3 under Rule 415 under the Securities Act or any similar or successor short-form registration (“Short-Form Registration”); provided, however, that if the Company is not then eligible to use a Short-Form Registration, the Company may satisfy the condition in clause (ii) through a registration statement on Form S-1 or any similar or successor long-form registration that is then effective and available for the immediate offer, sale and distribution by the Holders and their Affiliates of all the shares of Class A Common Stock described in clause (ii). Notwithstanding the foregoing, if, prior to the [second10] anniversary of the Issue Date, the Closing Price of the Class A Common Stock exceeds 130% of the Conversion Price for 30 consecutive Trading Days, then, if (x) the conditions set forth in clauses (i) and (ii) of the immediately preceding sentence are satisfied and (y) the average weekly reported volume of trading in the Class A Common Stock on all national

[9]	Note to Draft: In the Series A-2 Certificate of Designations, upon receipt of the Requisite Stockholder Approval, each share of Series A-2 Preferred Stock will automatically convert into that number of shares of Series A-1 Preferred Stock equal to (1) the sum of the Liquidation Preference of a share of Series A-2 Preferred Stock plus accrued and unpaid dividends thereon (whether or not declared) divided by (2) the sum of the Liquidation Preference of a share of Series A-1 Preferred Stock plus accrued and unpaid dividends thereon (whether or not declared).
[10]	Note to Draft: See footnote 2 in the definition of Mandatory Conversion.

securities exchanges during the four most recently completed calendar weeks completed prior to the applicable Mandatory Conversion Date exceeds 1.5% of the then-issued and outstanding shares of Class A Common Stock, as of the Business Day immediately following the final Trading Day of such 30 consecutive Trading Day period, the Company shall have the right, at its option, at any time or from time to time, to cause some or all of the Series A-1 Preferred Stock to be converted into shares of Class A Common Stock as set forth below by delivering a written notice to each holder of outstanding shares of Series A-1 Preferred Stock describing (i) the applicable Mandatory Conversion Date, (ii) the conversion that occurred (or will occur) on such Mandatory Conversion Date, and (iii) with respect to such holder, the number of shares of Class A Common Stock (and cash in lieu of fractional shares) into which such holder’s shares of Series A-1 Preferred Stock converted (or will convert); provided, however, that (1) the Mandatory Conversion Date described in such notice may not be earlier than the fifth business day prior to delivery of such notice, and (2) the conditions set forth in clauses (x) and (y) of this sentence must remain satisfied as of such Mandatory Conversion Date. If the Company elects to cause less than all the shares of the Series A-1 Preferred Stock to be converted, the Company shall select the Series A-1 Preferred Stock to be converted from each Holder on a pro rata basis. If the Company selects a portion of a Holder’s Series A-1 Preferred Stock for partial conversion at the option of the Company and such Holder converts a portion of its shares of Series A-1 Preferred Stock, both converted portions will be deemed to be from the portion selected for conversion at the option of the Company under this Section 7. Each share of Series A-1 Preferred Stock converted pursuant to this Section 7(b) shall be converted into the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to (i) the quotient of (A) the sum of the Liquidation Preference plus an amount equal to the accrued but unpaid dividends and distributions not previously added to the Liquidation Preference divided by (B) 1,000 multiplied by (ii) the Conversion Rate in effect at the time of such conversion (subject to aggregation and the payment of cash in lieu of fractional shares as provided in Section 12 of this Certificate of Designations).

Section 8. Conversion Procedures. (a) On the Conversion Date or the Mandatory Conversion Date, as applicable, with respect to any share of Series A-1 Preferred Stock, certificates (or if (x) the holder shall so elect, (y) permitted by applicable law, including the Securities Act of 1933, and (z) the Company or its transfer agent already provides, for one or more other holders, for uncertificated book-entry shares of Class A Common Stock, then such uncertificated book-entry shares) representing the number of shares of Class A Common Stock into which the applicable shares of Series A-1 Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A-1 Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 15(b). Such shares of Class A Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free of any Liens (as defined in the Investment Agreement).

(b) From and after the Conversion Date or the Mandatory Conversion Date, as applicable, the shares of Series A-1 Preferred Stock to be converted on such Conversion Date or the Mandatory Conversion Date, as applicable, will cease to be entitled to any dividends that may thereafter be declared on the Series A-1 Preferred Stock; such shares of Series A-1 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Class A Common Stock upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A-1 Preferred Stock but not paid or taken into account in the conversion of such Series A-1 Preferred Stock) of the Holder of such shares of Series A-1 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Conversion Date or the Mandatory Conversion Date, as applicable, except as otherwise provided herein, Holders shall have no rights as owners of the Class A Common Stock (or other relevant capital stock or equity interest into which the Series A-1 Preferred Stock may then be convertible in accordance herewith) (including voting powers, and rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A-1 Preferred Stock.

(c) Shares of Series A-1 Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A-1 Preferred Stock. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock, but not below the aggregate number of shares of Series A-1 Preferred Stock then outstanding plus the number of shares of Series A-1 Preferred Stock into which outstanding shares of Series A-2 Preferred Stock would then be convertible (assuming for the purpose of this calculation that the Requisite Stockholder Approval has been obtained, whether or not it actually has been obtained).

(d) The Person or Persons entitled to receive the Class A Common Stock and/or cash issuable upon conversion of Series A-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities as of the Close of Business on the Conversion Date or the Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or cash to be issued or paid upon conversion of shares of Series A-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e) In the event that fewer than all of the shares of Series A-1 Preferred Stock held by any Holder are converted pursuant to Section 7(a), then a new certificate representing the unconverted shares of Series A-1 Preferred Stock shall be issued to such Holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable Class A Common Stock.

Section 9. Anti-Dilution Adjustments.11 (a) The Conversion Rate shall be subject to adjustment from time to time (successively and for each event described) in accordance with this Section 9. The term “Common Stock Outstanding” at any given time shall mean the number of shares of Class A Common Stock issued and outstanding at such time.

(b) If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, shall (1) pay a dividend or make a distribution on its outstanding shares of Class A Common Stock in shares of its Class A Common Stock, (2) subdivide the then outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, or (3) combine the then outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock (other than a dividend, distribution, subdivision or combination in connection with a transaction to which Section 10 applies), then the Conversion Rate in effect at the Close of Business on the Record Date for such dividend or distribution, or immediately preceding the effective time and date of such subdivision or combination shall be adjusted, effective at such time, so that the holder of each share of the Series A-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Class A Common Stock that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A-1 Preferred Stock been converted immediately prior to such time.

If any dividend or distribution that is the subject of this Section 9(b) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. The Company will not pay any dividend or make any distribution on shares of Class A Common Stock held in treasury, if any.

(c) If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, distributes to holders of all or substantially all of the Class A Common Stock any rights or warrants (other than a distribution of rights issued pursuant to a stockholders’ rights plan, to the extent such rights are attached to shares of Class A Common Stock (in which event the provisions of Section 9(h) shall apply), a dividend reinvestment plan or an issuance in connection with a transaction in

[11]

Note to Draft: Sections 9 and 10 of Series A-2 Certificate will provide Holders of Series A-2 Preferred Stock with the right to receive cash, securities or other property, if any, distributed to Holders of Series A-1 Preferred Stock (in lieu of adjustments to the Conversion Rate of Series A-2 Preferred Stock into Series A-1 Preferred Stock).

which Section 10 applies) entitling them (for a period of not more than 60 calendar days from the issuance date of such distribution) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the Current Market Price of the Class A Common Stock on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Rate shall be adjusted, effective as of the Close of Business on such Record Date for such distribution, based on the following formula:

CR’ = CR0	X	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately following the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such issuance;

X	=	the total number of shares of Class A Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Class A Common Stock equal to (x) the aggregate price payable to exercise such rights or warrants divided by (y) the Current Market Price of the Class A Common Stock.

In the event that such rights or warrants described in this Section 9(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that shares of Class A Common Stock are not delivered pursuant to such rights or warrants upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, or a duly authorized committee of the Board of Directors. For purposes of this Section 9(c), the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such issuance shall not include shares of Class A Common Stock held in treasury, if any. The Company will not issue any such rights or warrants in respect of shares of Class A Common Stock held in treasury, if any. If an adjustment to the Conversion Rate may be required pursuant to this Section 9(c), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 9(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(c).

(d) If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, shall, by dividend or otherwise, distribute to holders of all or substantially all of the Class A Common Stock shares of any class of capital stock of the Company, evidences of its indebtedness, assets, property or rights or warrants to acquire the Company’s capital stock or other securities, but excluding:

(i) any dividends or distributions as to which an adjustment under another subsection of Section 9 shall apply;

(ii) any dividends or distributions in which the Holders of the Series A-1 Preferred Stock share, in full, on an as-converted basis in accordance with Section 4;

(iii) any dividends or distributions in connection with a transaction to which Section 10 applies; and

(iv) any Spin-Offs to which the provision set forth below in this Section 9(d) shall apply

(any such shares of capital stock, indebtedness, assets, property or rights or warrants to acquire Class A Common Stock or other securities, hereinafter in this Section 9(d) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted effective as of the Close of Business on the Record Date for such distribution, based on the following formula:

CR’ =	CR0 X	SP0
SP0 – FMV

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately following the Close of Business on the Record Date for such distribution;

SP0	=	the Current Market Price of the Class A Common Stock; and

FMV	=	(i) for cash dividends or distributions, the amount of cash distributed plus (ii) for other Distributed Property, the fair market value (as determined by the Board of Directors or a duly authorized committee thereof) on the Record Date for such distribution of such Distributed Property, in each case, applicable to one share of Class A Common Stock.

Notwithstanding the foregoing, if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Class A Common Stock is equal to or greater than SP0 as set forth above (a “Liquidating Distribution”), then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A-1 Preferred Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A-1 Preferred Stock, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock then issuable upon the conversion of the Series A-1 Preferred Stock on the Record Date fixed for determination for shareholders entitled to receive such Liquidating Distribution. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 9(d) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Class A Common Stock for purposes of calculating SP0 in the formula in this Section 9(d). Notwithstanding the foregoing, where there has been a payment of a dividend or other distribution on the Class A Common Stock consisting of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued will be, traded or listed on the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other U.S. national securities exchange or association, the Conversion Rate shall be adjusted, effective as of the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off, based on the following formula:

CR’ = CR0	X	(FMV +MP0)
MP0

where

CR0	=	the Conversion Rate in effect at the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off;

CR’	=	the Conversion Rate in effect immediately following the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off;

FMV	=	the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Class A Common Stock applicable to one share of Class A Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off; and

MP0	=	the average of the Closing Prices of the Class A Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off.

If any dividend or distribution of the type described in this Section 9(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this Section 9(d), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 9(d) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(d).

(e) If the Company takes any action affecting the Class A Common Stock, other than an action described in Section 9(b) though 9(d), which upon a determination by the Board of Directors, in its sole discretion, such determination intended to be a “fact” for purposes of Section 151(a) of the General Corporation Law of the State of Delaware, would materially adversely affect the conversion rights of the holders of the Series A-1 Preferred Stock, the Conversion Ratio shall be increased, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(f) (i) All calculations under this Section 9 shall be made to the nearest 1/100,000 of a share of Class A Common Stock per share of Series A-1 Preferred Stock. No adjustment in the Conversion Rate is required if the amount of such adjustment would be less than 1%; provided, however, that any such adjustment not required to be made pursuant to this Section 9(f)(i) will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than 1% that has not been made will be made upon (x) any Conversion Date or Mandatory Conversion Date, or (y) the date of any Change of Control.

(ii) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A-1 Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series A-1 Preferred Stock, as if they held the full number of shares of Class A Common Stock into which a share of the Series A-1 Preferred Stock may then be converted.

(iii) Notwithstanding the foregoing, the Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Class A Common Stock under any such plan;

(B) upon the issuance of any shares of Class A Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, agreement or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series A-1 Preferred Stock were first issued;

(D) for a change in the par value of Class A Common Stock; or

(E) for accrued and unpaid dividends on the Series A-1 Preferred Stock.

(g) Whenever the Conversion Rate is to be adjusted in accordance with Section 9, the Company shall: (i) compute the Conversion Rate in accordance with Section 9, taking into account Section 9(f)(i) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 9, taking into account Section 9(f)(i) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 9 hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

(h) Rights Plans. If the Company has a rights plan in effect with respect to the Class A Common Stock on the Conversion Date, upon conversion of any shares of the Series A-1 Preferred Stock, Holders of such shares will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan relating to such Class A Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Class A Common Stock as described in Section 9(c) (without giving effect to the 60 day limit on the exercisability of rights and warrants ordinarily subject to such Section 9(c)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Class A Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued the shares of Class A Common Stock issued upon such exchange as a dividend or distribution of shares of Class A Common Stock subject to Section 9(b).

Section 10. Reorganization Events. (a) In the event that there occurs:

(i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Class A Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii) any reclassification, recapitalization, or reorganization of the Class A Common Stock into securities including securities other than the Class A Common Stock; or

(iv) any statutory exchange of the outstanding shares of Class A Common Stock for securities of another Person (other than in connection with a consolidation, merger or other business combination);

(any such event specified in this Section 10(a), a “Reorganization Event”); each share of Series A-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof and subject to Section 10(f), remain outstanding but shall become convertible, at the option of the Holders into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of shares of Class A Common Stock into which each share of Series A-1 Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”) (without interest on such Exchange Property).

(b) In the event that holders of the shares of Class A Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by a majority of the holders of the shares of Class A Common Stock that make an affirmative election; provided, however, that, to the extent the applicable transaction agreement provides for adjustments to such elected types and amounts of consideration that are generally applicable to holders of Class A Common Stock making such elections, the types and amounts of consideration to be received by the holder of shares of Series A-1 Preferred Stock will be subject to such adjustments on an as-converted basis.

(c) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events. If the provisions of Section 9 apply to any event or occurrence then this Section 10 will not apply.

(d) The Company (or any successor) shall, within 10 days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(e) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10.

(f) Change of Control Sale. In the event of a Change of Control, each Holder of outstanding shares of Series A-1 Preferred Stock shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 20 Business Days after the later of (x) receipt of written notice contemplated by Section 10(f)(ii) and (y) the Change of Control Effective Date, to require the Company to purchase, out of funds legally available therefor, all or any portion of its shares of Series A-1 Preferred Stock at a purchase price per share, payable in cash, equal to the Liquidation Preference, together with an amount equal to all dividends, if any, that have been declared or otherwise accrued but not paid on the shares of Series A-1 Preferred Stock prior to or on the effective date of the sale pursuant to this Section 10(f) (including any accumulation in respect of dividends that have not been declared prior to or on such date)12 (a “Change of Control Sale”).

(i) Initial Change of Control Notice. On or before the 20th Business Day prior to the date on which the Company anticipates consummating the Change of Control (or, if later, promptly after the Company discovers that the Change of Control will occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company. Such notice shall contain:

(x) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed); and

(y) the date, which shall be no less than 20 Business Days after the anticipated Change of Control Effective Date, by which the Change of Control Sale option must be exercised (subject to delivery of the notice contemplated by clause (ii) below).

[12]

Note to Draft: Price for Series A-2 Preferred Stock in a Change of Control Sale would be the greater of this amount and the as-converted fair market value, determined based on (x) the number of shares of Class A Common Stock issuable upon conversion of the number of shares of Series A-1 Preferred Stock issuable upon conversion of the Series A-2 Preferred Stock (assuming for this purpose that the Requisite Stockholder Approval was obtained) and (y) Current Market Price of Class A Common Stock, but no less than the value of any consideration to be received in respect of Class A Common Stock in connection with the Change of Control.

(ii) Final Change of Control Notice. On the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company. Such notice shall contain:

(x) the date, which shall be no less than 20 Business Days after the Change of Control Effective Date, by which the Change of Control Sale option must be exercised;

(y) the amount of cash payable per share of Series A-1 Preferred Stock in accordance with this Section 10(f) and the purchase date for such shares, which shall be no greater than 10 Business Days from the date by which the Change of Control Sale option must be exercised (which date will be the effective date of such Change of Control Sale if such option is exercised); and

(z) the instructions (consistent with this Section 10(f)) a Holder must follow to exercise its Change of Control Sale option in connection with such Change of Control.

(iii) Change of Control Sale Procedure. To exercise a Change of Control Sale option, a Holder must, no later than 5:00 p.m., New York City time, on the date by which such option must be exercised, surrender to the Company the certificates representing the shares of Series A-1 Preferred Stock to be sold (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) and indicate that it is exercising its Change of Control Sale option, as applicable.

(iv) Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Company shall deliver or cause to be delivered to the Holder by mail or wire transfer the purchase price payable upon the purchase by the Company of such Holder’s shares of Series A-1 Preferred Stock.

(v) Insufficient Legally Available Funds. If on the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 10(f), the Company does not have sufficient legally available funds to purchase all shares of Series A-1 Preferred Stock surrendered in connection with such Change of Control Sale in accordance with this Section 10(f), then the Company shall purchase the maximum number of shares of Series A-1 Preferred Stock that may be purchased with such legally available funds, on a pro rata basis (including with respect to any shares of Series A-2 Preferred Stock so surrendered) and, except to the extent a holder withdraws its exercise of the Change of Control Sale option with respect to unpurchased shares, shall redeem any remaining shares as soon as it has any additional legally available funds. Notwithstanding the foregoing, if the Company does not have legally available funds that are available to purchase all shares of Series A-1 Preferred Stock that holders have elected to be purchased, or otherwise fails to comply with any provisions of this Section 10(f), the Dividend Rate shall increase one percent (1%) per annum (0.25% per quarter) for each Dividend Period that commences after the then-current Dividend Period with respect to any shares of Series A-1 Preferred Stock that remain outstanding, and the applicable Change of Control Sale price for any share of Series A-1 Preferred Stock redeemed thereafter shall reflect such greater accrual of dividends through the date on which the Company pays the applicable Change of Control Sale price with respect thereto.

(vi) Partial Change of Control Sale. If a portion, but less than all, of the shares of Series A-1 Preferred Stock held by any Holder are purchased in accordance with this Section 10(f) on any particular date, the Company shall promptly thereafter issue to such Holder a new certificate representing the remaining share of Series A-1 Preferred Stock held by such Holder.

Section 11. Voting Powers.13 (a) In addition to the other voting powers and consent rights set forth in this Certificate of Designations, including this Section 11 and as otherwise provided by law, the Holders shall be entitled to (i) vote with the holders of the Class A Common Stock on all matters submitted for a vote of holders of Class A Common Stock, subject to the terms of the Investment Agreement, including Section 4.5(c) thereof, (ii) when voting with the Class A Common Stock a number of votes equal to the number of shares of Class A Common Stock into which all shares of Series A-1 Preferred Stock held by such Holder are then convertible at the time of the record date for the determination of the holders of Class A Common Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and By-laws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A-1 Preferred Stock were holders of Class A Common Stock.

(b) At any time, and from time to time, that at least (i) a number of shares of Series A-1 Preferred Stock equal to [50% of the number of shares of Purchased Stock (as defined in the Investment Agreement) issued on the Issue Date] (as adjusted to reflect any stock split, combination, reclassification, recapitalization or similar transaction) are outstanding or (ii) shares of Series A-1 Preferred Stock representing, on an as-converted basis, at least 10% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding, the Holders of a majority of the then outstanding shares of Series A-1 Preferred Stock shall have the exclusive right, voting separately as a class, to (A) appoint and elect one director to the Board of Directors (such director, herein referred to as a “Series A-1 Director”)14, subject to the Series A-1

[13]	Note to Draft: Series A-2 Preferred Stock will not have voting rights except as required by law.
[14]

Note to Draft: If the investor’s investment amount is $550 million or greater, Section 11(b) will be revised to provide for two directors in the aggregate (to two separate classes) until the investor owns less than 66% of its initial stake or less than 15%, at which point the investor will be entitled to one director as provided herein.

Director satisfying all requirements regarding service as a director of the Company under applicable law or stock exchange rule regarding service as a director of the Company and such other reasonable criteria and qualifications required to be satisfied pursuant to the Investment Agreement for service as a director applicable to all directors of the Company and (B) appoint one non-voting observer to the Board of Directors, subject to such observer satisfying all requirements regarding service as a board observer of the Company under applicable law or stock exchange rule regarding service as a board observer of the Company and such other reasonable criteria and qualifications for service as a board observer required to be satisfied pursuant to the Investment Agreement and applicable to all directors or board observers of the Company. In connection with any annual or special meeting of stockholders of the Company (or any action by written consent in lieu of a meeting) (x) at (or, in the case of a written consent, by) which directors of the class to which the Series A-1 Director is initially elected are to be elected, or (y) if fewer than the Specified Number of Series A-1 Directors are then serving on the Board of Directors, then the Holders of the Series A-1 Preferred Stock shall be entitled to elect such number of Series A-1 Directors as specified by this Section 11(b) based on the number of shares of Series A-1 Preferred Stock outstanding on the record date for such meeting (or written consent) (the “Specified Number”). For the avoidance of doubt, the right of the Series A-1 Preferred Stock to vote for the election of the Series A-1 Directors shall be in addition to the right of the Series A-1 Preferred Stock to vote together with the holders of Common Stock for the election of the other members of the Board of Directors, subject to the Investment Agreement, including Section 4.5(c) thereof.

(c) Each Series A-1 Director so elected shall serve until his or her successor is elected and qualified or his or her earlier resignation or removal; any vacancy or newly created directorship in the position of any of the Series A-1 Directors may be filled only by the Holders of a majority of the then outstanding shares of Series A-1 Preferred Stock; and the Series A-1 Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock, at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent. Notwithstanding the foregoing, at such time as neither of the thresholds set forth in Section 11(b) are satisfied, the Holders’ right to appoint and elect a Series A-1 Director and appoint a board observer shall terminate; provided that (i) the term of office of the Series A-1 Director and the board observer shall continue until the next meeting of stockholders at which directors (regardless of whether the class of directors which included Series A-1 Director would otherwise be up for election at such meeting) are to be elected (or the earlier resignation, removal or death of such Series A-1 Director and board observer) at which point such Series A-1 Director and board observer shall resign, and (ii) any such vacancy which would not be filled by a Series A-1 Director at such meeting may be filled prior to or at such meeting by the Board of Directors or the stockholders of the Company generally, and not by the Holders of Series A-1 Preferred Stock voting as a separate class, in accordance with the Certificate of Incorporation, the By-Laws and applicable law; provided, however, that nothing in this Section 11(c) shall modify the rights of any holders of Preferred Stock or Common Stock under the Investment Agreement and, to the extent the Purchaser Representative continues to be permitted to designate directors or observers under the Investment Agreement, such directors shall not be required to resign and the term of office for the applicable directors and observer shall continue , subject to any subsequent requirements (or other terms and conditions) under the Investment Agreement. The Company and the Board of Directors shall take any and all actions within their respective power to ensure compliance with the terms of this Section 11.

(d) Each holder of Series A-1 Preferred Stock will have one vote per share on any matter on which Holders of Series A-1 Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

Section 12. Fractional Shares. (a) No fractional shares of Class A Common Stock will be issued as a result of any conversion of shares of Series A-1 Preferred Stock.

(b) In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 hereof, the Company shall pay (concurrently with the issuance of the shares of Class A Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Class A Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.

(c) If more than one share of the Series A-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A-1 Preferred Stock so surrendered.

Section 13. Reservation of Common Stock. (a) The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock or shares of Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A-1 Preferred Stock as provided in this Certificate of Designations, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-1 Preferred Stock then outstanding plus the number of shares of Series A-1 Preferred Stock into which outstanding shares of Series A-2 Preferred Stock would then be convertible (assuming for the purpose of this calculation that the Requisite Stockholder Approval has been obtained, whether or not it actually has been obtained). The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 13, the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A-1 Preferred Stock (and the number of shares of Series A-1 Preferred Stock issuable upon conversion of all outstanding shares of Series A-2 Preferred Stock) shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A-1 Preferred Stock, as herein provided, shares of Class A Common Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Class A Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Class A Common Stock delivered upon conversion of the Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 14. Replacement Certificates. The Company shall replace any mutilated Series A-1 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

Section 15. Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at [    ], or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-1 Preferred Stock or Class A Common Stock or other securities in a name other than that in which the shares of Series A-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.

(c) No share of Series A-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted; provided, however, that the Investment Agreement provides the Holder of the Series A-1 Preferred Stock with a participation right in the case of any issuance of new equity securities by the Company, subject to and in accordance with the terms and conditions set forth therein.

(d) The shares of Series A-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Investment Agreement.

IN WITNESS WHEREOF, GENESEE & WYOMING INC. has caused this Certificate of Designations to be signed by its authorized corporate officer this [    ] day of [    ], [        ].

GENESEE & WYOMING INC.

By:
Name:
Title:

Exhibit B

Form of Registration Rights Agreement

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [—], [                ], is by and among Genesee & Wyoming Inc. a Delaware corporation (the “Company”), and [—], a [—] (“Purchaser”). The Purchaser and any other Person who may become a party hereto pursuant to Section 11(c) are referred to individually as a “Shareholder” and collectively as the “Shareholders”.

WHEREAS, the Company and the Purchaser are parties to the Investment Agreement, dated as of July 23, 2012, as the same may hereafter be amended from time to time (the “Investment Agreement”); and

WHEREAS, the Purchaser desires to have and the Company desires to grant certain registration and other rights with respect to the Registrable Securities on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings, and terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Investment Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company’s board of directors (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement or report would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or report; and (iii) the Company has a bona fide business purposes for not disclosing publicly.

“Agreement” shall have the meaning set forth in the preamble.

“Aggregate Purchase Price” shall have the meaning set forth in the Investment Agreement.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

“Certificates of Designations” shall mean each of those certain Certificates of Designations of the Company, setting forth the rights, privileges, preferences and restrictions of the Convertible Preferred Stock, dated as of the date hereof, as may be amended from time to time.

“Class A Common Stock” shall mean all shares currently or hereafter existing of Class A Common Stock, par value $0.01 per share, of the Company.

“Convertible Preferred Stock” shall mean all shares currently or hereafter existing of Mandatorily Convertible Perpetual Preferred Stock, Series A-1[, or the Convertible Perpetual Preferred Stock, Series A-2].

“Demand Notice” shall have the meaning set forth in Section 3(a).

“Demand Registration” shall have the meaning set forth in Section 3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8(c).

“Indemnifying Party” shall have the meaning set forth in Section 8(c).

“Investment Agreement” shall have the meaning set forth in the recitals.

“Long-Form Registration” shall have the meaning set forth in Section 3(a).

“Losses” shall have the meaning set forth in Section 8(a).

“Marketed Offering” shall mean a registered underwritten offering of Registrable Securities (including any registered underwritten Shelf Offering) that is consummated, withdrawn or abandoned by the applicable Shareholders following formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 4(a).

“Piggyback Registration” shall have the meaning set forth in Section 4(a).

“Piggyback Request” shall have the meaning set forth in Section 4(a).

“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” shall mean the sale of Class A Common Stock to the public pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.

“Registrable Securities” shall mean, as of any date of determination, the shares of Class A Common Stock issued to the Purchaser pursuant to the Investment Agreement (whether or not subsequently transferred to any Shareholder), or hereafter acquired by the Purchaser or any Shareholder pursuant to the conversion of the Convertible Preferred Stock, and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) the holder thereof, together with its, his or her affiliates, beneficially owns less than 1.5% of the shares of Class A Common Stock (including all shares issuable upon the conversion of all Convertible Preferred Stock, assuming for the purposes of this calculation that the Requisite Stockholder Approval, as defined in the Investment Agreement, has been obtained) at such time and such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations thereunder, (iii) they shall have ceased to be outstanding, or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Shareholders” shall have the meaning set forth in the preamble.

“Shelf Offering” shall have the meaning set forth in Section 4(c).

“Short-Form Registration” shall have the meaning set forth in Section 3(a).

“Take-Down Notice” shall have the meaning set forth in Section 4(c).

“underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

Section 2. Holders of Registrable Securities. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder.

Section 3. Demand Registrations.

(a) Requests for Registration. Subject to the following paragraphs of this Section 3(a), one or more Shareholders shall have the right, by delivering or causing to be delivered a written notice to the Company, to require the Company to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of all of the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-3 (which, unless all Shareholders delivering such notice request otherwise, shall be (i) filed pursuant to Rule 415 under the Securities Act and (ii) if the Company is a Well-Known Seasoned Issuer at the time of filing such registration statement with the SEC, designated by the Company as an Automatic Shelf Registration Statement), if the Company is then eligible for such short-form, or any similar or successor short-form registration (“Short-Form Registrations”) or, if the Company is not then eligible for such short form registration, on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”), as soon as reasonably practicable after delivery of such Demand Notice, but, in any event, the Company shall be required to make the initial filing of the Registration Statement in connection with such Demand Registration within 75 days, in the case of a Long-Form Registration, or 21 days, in the case of a Short-Form Registration, following receipt of such Demand Notice; provided, however, that a Demand Notice may only be made if the sale of the Registrable Securities requested to be registered by such Shareholders is reasonably expected to result in aggregate gross cash proceeds in excess of $50,000,000 (without regard to any underwriting discount or commission). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(a), the Company shall use its reasonable best efforts to file a

Registration Statement in accordance with such Demand Notice as promptly as practicable and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. Notwithstanding anything to the contrary in this Agreement, no later than the first Mandatory Conversion Date (as defined in the Certificates of Designations), the Company shall register pursuant to Rule 415 under the Securities Act and cause to be then effective an Automatic Shelf Registration Statement or, if the Company is not then eligible to use an Automatic Shelf Registration Statement, another Short-Form Registration, registering the offer, sale and distribution by the Shareholders of all of the Registrable Securities to be received by the Shareholders as a result of the conversion of such Shareholder’s Convertible Preferred Stock on such Mandatory Conversion Date and all other Registrable Securities (including all shares issuable upon the conversion of all Convertible Preferred Stock, assuming for the purposes of this sentence that the Requisite Stockholder Approval, as defined in the Investment Agreement, has been obtained) not previously so registered pursuant to a then effective registration statement; provided, however, that if the Company is not then eligible to use an Automatic Shelf Registration Statement or another Short-Form Registration, the Company may comply with the foregoing through a Long-Form Registration that is available for the immediate offer, sale and distribution by the Shareholders of all such Registrable Securities.

No Demand Registration shall be deemed to have occurred for purposes of this Section 3, and any Demand Notice delivered in connection therewith shall not count as a Demand Notice for purposes of Section 3(e), if (x) the Registration Statement relating thereto (and covering not less than all Registrable Securities specified in the applicable Demand Notice for sale in accordance with the intended method or methods of distribution specified in such Demand Notice) (i) does not become effective, or (ii) is not maintained effective for the period required pursuant to this Section 3 or (y) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period.

All requests made pursuant to this Section 3 will specify the number of Registrable Securities to be registered and the intended methods of disposition thereof.

Except as otherwise agreed by all Shareholders with Registrable Securities subject to a Demand Registration, the Company shall use its reasonable best efforts to maintain the continuous effectiveness of the Registration Statement with respect to any Demand Registration until such securities cease to be Registrable Securities or such shorter period upon which all Shareholders with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold.

Within six business days after receipt by the Company of a Demand Notice pursuant to this Section 3(a), the Company shall deliver a written notice of any such Demand Notice to all other holders of Registrable Securities, and the Company shall, subject to the provisions of Section 3(b), include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the date that such notice has been delivered; provided that such holders must agree to the method of distribution proposed by the Shareholders who delivered the Demand Notice and, in connection with any underwritten registration, such holders (together with the Company and the other holders including securities in such underwritten registration) must enter into an underwriting agreement in the form reasonably approved by the Shareholders holding the majority of the Registrable Securities. All requests made pursuant to the preceding sentence shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(b) Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in an underwritten offering, and the managing underwriter or underwriters advise the holders of such securities in writing that in its good faith opinion the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the price, timing or distribution of such offering (including securities proposed to be included by other holders of securities entitled to include securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such underwritten offering the number or dollar amount of Registrable Securities and such other securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of Registrable Securities and such other securities shall be allocated as follows:

(i) first, pro rata among the holders of Registrable Securities that have requested to participate in such Demand Registration on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and

(ii) second, the securities for which inclusion in such Demand Registration, as the case may be, was requested by the Company.

No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such offering.

(c) Postponement of Demand Registration. The Company shall be entitled to postpone (but not more than once in any 12-month period), for a reasonable period of time not in excess of 60 days, the filing (but not the preparation) of a Registration Statement if the Company delivers to the Shareholders requesting registration a certificate certifying that such registration and offering would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or require the Company to make an Adverse Disclosure; provided, however, that (i) with respect to each 12-month period, the 60-day maximum described in this sentence will be reduced by one day for each day during which holders of Registrable Securities are required to discontinue disposition of securities pursuant to the last paragraph of Section 6 and (ii) in the event any Mandatory Conversion Date occurs on or prior to the second anniversary of the date hereof, the restrictions in Section 3(a) and this Section 3(c) shall not apply from the first such Mandatory Conversion Date until the business day after the second anniversary of the date hereof; provided, further, however, that with respect to the foregoing (ii), to the extent that each holder of Registrable Securities subject to the Mandatory Conversion is offered the option to include all its securities so converted in a concurrently consummated underwritten offering pursuant to a Piggyback Registration, the restrictions in Section 3(a) and this Section 3(c) shall continue to apply. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Shareholders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(o). If the Company shall so postpone the filing of a Registration Statement, the Shareholders requesting such registration shall have the right to withdraw the request for registration by giving written notice to the Company within 10 days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the applicable Shareholders and, for the avoidance of doubt, upon such withdrawal, the withdrawn request shall not constitute a Demand Notice; provided that in the event such Shareholders do not so withdraw the request for registration, the Company shall continue to prepare a Registration Statement during such postponement such that, if it exercises its rights under this Section 3(c), it shall be in a position to and shall, as promptly as practicable following the expiration of the applicable deferral or suspension period, file or update and use its reasonable efforts to cause the effectiveness of the applicable deferred or suspended Registration Statement.

(d) Cancellation of a Demand Registration. Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; provided, that such Demand Notice underlying such abandonment or withdrawal shall not be deemed to be a Demand Notice for purposes of 3(e) if in response to a material adverse change regarding the Company or a material adverse change in the financial markets generally.

(e) Number of Demand Notices. In connection with the provisions of this Section 3, the Shareholder shall have (i) (A) if the Aggregate Purchase Price is greater than or equal to $550,000,000, four Demand Notices in connection with Marketed Offerings, or (B) if the Aggregate Purchase Price is less than $550,000,000, two Demand Notices in connection with Marketed Offerings, which it is permitted to deliver (or cause to be delivered) to the Company hereunder; provided, in either case, that in connection therewith the

Company shall cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”), and (ii) in any event, four additional Demand Notices in any 365 day period (other than in connection with a Marketed Offering), which it is permitted to deliver (or cause to be delivered) to the Company hereunder provided, that in connection therewith the Company shall not be obligated to cause its officers to support the marketing of the Registrable Securities covered by the Registration Statement and such officers will not be obligated to participate in any “road shows”.

Section 4. Piggyback Registration; Shelf Take Down.

(a) Right to Piggyback. Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Class A Common Stock whether or not for sale for its own account and whether or not an underwritten offering or an underwritten registration (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto, (ii) filed in connection with an exchange offer or any employee benefit or dividend reinvestment plan or (iii) relating solely to the offer and sale of debt securities), then the Company shall give prompt written notice of such filing no later than five business days prior to the filing date (the “Piggyback Notice”) to all of the holders of Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such registration statement the number of Registrable Securities as each such holder may request (a “Piggyback Registration”); provided, however, that until the expiration of the transfer restrictions set forth in Section 4.2(a) of the Investment Agreement, the Company shall only be required to use its reasonable best efforts to register the subsequent resale of such Registrable Securities by the holders thereof under the registration statement subject to a Piggyback Registration and not to include such Registrable Securities with any securities sold pursuant to an offering thereunder (subject to Section 3(c)). Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each a “Piggyback Request”) within 10 business days after notice has been given to the applicable holder. The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the holders of the Registrable Securities included in such Registration Statement.

(b) Priority on Piggyback Registrations. If any of the Registrable Securities to be registered pursuant to the registration giving rise to the rights under this Section 4 are to be sold in an underwritten offering, the Company shall use reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit holders of Registrable Securities who have submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Request on the same terms and conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advise the Company in writing that it is their good faith opinion the total number or dollar amount of securities that such holders, the Company and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the price, timing or distribution of the securities in such offering, then there shall be included in such underwritten offering the number or dollar amount of securities that in the opinion of such managing underwriter or underwriters can be sold without so adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows: (i) first, all securities proposed to be sold by the Company for its own account (except to the extent the Company seeks to avail itself of the second proviso of Section 3(c), in which case such number of Registrable Securities shall first be allocated to all Registrable Securities subject to such Mandatory Conversion prior to any securities proposed to be sold by the Company for its own account); (ii) second, all Registrable Securities requested to be included in such registration pursuant to Section 4, pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and (iii) third, all other securities requested to be included in such Registration Statement; provided that holders may, prior to the earlier of the (i) effectiveness of the Registration Statement and (ii) time at which the offering price and/or underwriter’s discount are determined with the managing underwriter or underwriters, withdraw their request to be included in such registration pursuant to this Section 4.

(c) Shelf-Take Downs. At any time that a shelf registration statement covering Registrable Securities pursuant to Section 3 or Section 4 is effective, if any Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf registration statement (a “Shelf Offering”), then, the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to this Section 4(c)). In connection with any Shelf Offering, including any Shelf Offering that is a Marketed Offering:

(i) such proposing holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf registration statement and permit each such holder to include its Registrable Securities included on the shelf registration statement in the Shelf Offering if such holder notifies the proposing holder(s) and the Company within five days after delivery of the Take-Down Notice to such holder; and

(ii) if the Shelf Offering is underwritten, in the event that the underwriters of such Shelf Offering advise such holders in writing that it is their good faith opinion the total number or dollar amount of securities proposed to be sold exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be included, then the underwriter may limit the number of Registrable Securities which would otherwise be included in such Shelf Offering in the same manner as described in Section 3(b) with respect to a limitation of shares to be included in a registration;

provided, however, that each Shelf Offering that is a Marketed Offering initiated by a Shareholder shall be deemed to be a demand subject to the provisions of Section 3(a) (subject to Section 3(d)), and shall decrease by one the number of Demand Notices such Shareholder is entitled to pursuant to Section 3(e)(i); provided, further, that, without the consent of the board of directors of the Company, no Shareholder shall initiate more than four underwritten Shelf Offerings (other than in connection with a Marketed Offering) in any 365 day period; provided, further, that a Take-Down Notice with respect to an underwritten offering that is not a Marketed Offering may only be made if the sale of the Registrable Securities requested to be sold by all Shareholders in the Shelf Offering is reasonably expected to result in aggregate gross cash proceeds in excess of $25,000,000 (without regard to any underwriting discount or commission).

Section 5. Restrictions on Public Sale by Holders of Registrable Securities. Each holder of Registrable Securities agrees with all other holders of Registrable Securities and the Company in connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 and Section 4(a), respectively (whether or not such holder elected to include Registrable Securities in such Registration Statement), if requested (pursuant to a written notice) by the managing underwriter or underwriters in such offering, not to effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning the Class A Common Stock, or to give any Demand Notice during the period commencing on the date of the Prospectus and continuing for not more than 90 days after the date of the Prospectus (or, in either case, Prospectus supplement if the offering is made pursuant to a “shelf” registration), pursuant to which such public offering shall be made, plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto). In connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, the Company shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 5, the Shareholders and holders of Registrable Securities agree to execute the form so negotiated; provided, that the form so negotiated is reasonably acceptable to the Shareholders and holders of Registrable Securities and consistent with the agreement set forth in this Section 5 and that, in the case of a Marketed Offering, the Company’s executive officers and directors shall also have executed such form of agreement so negotiated.

If any registration pursuant to Section 3 of this Agreement shall be in connection with any: (i) Marketed Offering (including with respect to a Shelf Offering pursuant to Section 4(c) hereof), the Company will cause each of its executive officers and directors to sign a “lock-up” agreement consistent with that contemplated in the immediately preceding paragraph and (ii) underwritten offering (including with respect to a Shelf Offering pursuant to Section 4(c) hereof), the Company will also not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto or (B) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, within 90 days (plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto)) after the date of the Prospectus for such offering except as may otherwise be agreed with the holders of the Registrable Securities in such offering.

Section 6. Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 or Section 4, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as expeditiously as possible to the extent applicable:

(a) prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Company in accordance with the intended method or methods of distribution thereof and in accordance with this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company’s counsel, such filing is necessary to comply with applicable law;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

(c) notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a

Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 6(n) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

(d) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(e) if requested by the managing underwriters, if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 6(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(f) furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such holder, counsel or underwriter); provided that the Company may furnish or make available any such documents in electronic format;

(g) deliver to each selling holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Company may furnish or make available any such documents in electronic format (other than, in the case of a Marketed Offering, upon the request of the managing underwriters thereof for printed copies of any such Prospectus or Prospectuses); and the Company, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

(h) prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in any such jurisdiction where it would not otherwise be subject but for this Agreement;

(i) cooperate with, and direct the Company’s transfer agent to cooperate with, the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely settlement of any offering or sale of Registrable Securities, including the preparation and delivery of certificates (not bearing any legends) or book-entry (not bearing stop transfer instructions) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement and, in connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the registration statement cause an opinion of counsel as to the effectiveness of any Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without restriction upon sale by the holder of such shares of Registrable Securities under the Registration Statement;

(j) upon the occurrence of, and its knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k) prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(l) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(m) use its reasonable best efforts to, cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(n) enter into such agreements (including underwriting agreements in form, scope and substance as is customary in underwritten offerings and such other documents reasonably required under the terms of such underwriting agreements, including customary legal opinions and auditor “comfort” letters) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities;

(o) in connection with a customary due diligence review, make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by such selling holders or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement, provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use or, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a Registration Statement or Prospectus under this Agreement); and

(p) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, including the use reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 6(c)(ii), 6(c)(iii), 6(c)(iv) or 6(c)(v), such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(j), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

Section 7. Registration Expenses. All fees and expenses incurred by the Company and incident to the performance of or compliance with this Agreement by the Company (including (i) all registration and filing fees (including fees and expenses with respect to (A) all SEC, stock exchange or trading system and FINRA registration, listing, filing and qualification and any other fees associated with such filings, including with respect to counsel for the underwriters and any qualified independent underwriter in connection with FINRA qualifications, (B) rating agencies and (C) compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) fees and expenses of the financial printer, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants, including the expenses of any special audits and/or “comfort letters” required by or incident to such performance and compliance), shall be borne by the Company whether or not any Registration Statement is filed or becomes effective. All underwriters discounts and selling commissions and all stock transfer taxes, in each case related to Registrable Securities registered in accordance with the Agreement, shall be borne by the Shareholders of Registrable Securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered (provided that such stock transfer taxes shall be borne solely by the holders of Registrable Securities subject to such taxes).

Except as set forth above, the Company shall not be required pursuant to this Agreement to pay (i) fees and disbursements of any counsel retained by any holder of Registrable Securities or by any underwriter, (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Company), or (iii) any other expenses of the holders of Registrable Securities not specifically required to be paid by the Company pursuant to the first paragraph of this Section 7.

Section 8. Indemnification.

(a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each of its officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees and each Person who controls each such holder and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each such underwriter, and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Loss or action, provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities expressly for inclusion therein. It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Indemnification by Holder of Registrable Securities. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Agreement, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers, from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Loss or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities expressly for inclusion therein; provided, however, that the obligations of such holder under such undertaking shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.

(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder or under the undertaking contemplated by Section 8(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder, provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification under this Section 8).

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 8(b) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 9. Rule 144.

(a) The Company shall use reasonable best efforts to: (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144; and (ii) so long as any Registrable Securities are outstanding, furnish holders thereof upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on EDGAR).

(b) The foregoing provisions of this Section 9 are not intended to modify or otherwise affect any restrictions on transfers of securities contained in the Investment Agreement.

Section 10. Underwritten Registrations.

(a) In connection with any underwritten offering, the investment banker or investment bankers and managers shall be selected by (i) the Shareholder holding the majority of Registrable Securities included in any Demand Registration, including any Shelf Offering, initiated by the Shareholder, which selection shall be reasonably acceptable to the Company (and approval of the same not to be unreasonably withheld), and (ii) the Company to administer any other offering, including any Piggyback Registration.

(b) No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell the Registrable Securities it desires to have covered by a Registration Statement on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

Section 11. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of each of the Shareholders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.

(b) Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

If to the Company, to the address of its principal executive offices. If to any Shareholder, at such Shareholder’s address as set forth on the records of the Company. Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

(c) Successors and Assigns; Shareholder Status. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent holders of Registrable Securities acquired, directly or indirectly, from the Shareholders; provided, however, that (x) the Company may not assign this Agreement (in whole or in part) with the prior written consent of the holders of a majority of the Registrable Securities and (y) such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Company an Addendum Agreement substantially in the form of Exhibit A hereto (which shall also be executed by the Company) promptly following the acquisition of such Registrable Securities, in which event such successor or assign shall be deemed a Shareholder for purposes of this Agreement. For the avoidance of doubt, to the extent any Shareholder assigns some or all of its rights hereunder to deliver a Demand Notice or a Take-Down Notice to any permitted assignee, such Shareholder shall, if such rights to deliver Demand Notices or Take-Down Notices are subject to limitations pursuant to this Agreement, including Section 3(e) and the provisos to Section 4(c), no longer be entitled to exercise such rights, but only to the extent assigned, and the exercise of such Demand Notice or Take-Down Notice by such assignee shall be subject to the provisions of this Agreement, including Section 3(e) and the provisos to Section 4(c). Except as provided in Section 8 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

(d) Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile, pdf or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Headings; Construction. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,”; (iii) references to sections and paragraphs refer to sections and paragraphs of this Agreement; and (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular subdivision unless expressly so limited.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h) Entire Agreement. This Agreement, the Investment Agreement and the Certificates of Designations are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Company with respect to Registrable Securities. This Agreement, together with the Investment Agreement and the Certificates of Designations, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Securities Held by the Company or its Subsidiaries. Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.

(j) Specific Performance; Further Assurances. The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach. The parties hereto agree that in the event the registrations and sales of Registrable Securities are effected pursuant to the laws of any jurisdiction outside of the United States, such parties shall use their respective reasonable best efforts to give effect as closely as possible to the rights and obligations set forth in this Agreement, taking into account customary practices of such foreign jurisdiction, including executing such documents and taking such further actions as may be reasonably necessary in order to carry out the foregoing.

(k) Term. This Agreement shall terminate with respect to a Shareholder on the date on which such Shareholder ceases to hold Registrable Securities; provided, that, such Shareholder’s rights and obligations pursuant to Section 8, as well as the Company’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any registration statement in which any Registrable Securities of such Shareholders were included and, for the avoidance of doubt, any underwriter lock-up that a Shareholder has executed prior to a Shareholder’s termination in accordance with this clause shall remain in effect in accordance with its terms.

(l) Consent to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of Section 11(b).

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

GENESEE & WYOMING INC.

By:
Name:
Title:

[—]

By:
Name:
Title:

[Registration Rights Agreement Signature Page]

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this    day of                 , 20    , by and between                                          (the “New Shareholder”) and Genesee & Wyoming Inc. (the “Company”), pursuant to a Registration Rights Agreement dated as of [—] (the “Agreement”), by and among the Company and the Purchaser. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement; and

WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and

WHEREAS, the Company and the Shareholders have required in the Agreement that all persons desiring registration rights must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement and shall be deemed to be a Shareholder thereunder.

New Shareholder

Address:

Exhibit A-1

Agreed to on behalf of the Company pursuant to Section 11(c) of the Agreement.

GENESEE & WYOMING INC.

By:

Printed Name and Title

Exhibit A-2

Exhibit C

Form of Voting and Support Agreement

Voting and Support Agreement

July 23, 2012

Carlyle Partners V, L.P.

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW, Suite 220S

Washington, DC 20004-2505

Re: Investment Agreement dated as of July 23, 2012 between Genesee & Wyoming Inc. (the “Company”) and Carlyle Partners V, L.P. (the “Initial Purchaser Representative”)

Ladies and Gentlemen:

In order to induce the Initial Purchaser Representative to execute the Investment Agreement, dated as of July 23, 2012 (as may be amended, amended and restated or otherwise modified from time to time, (the “Investment Agreement”), the undersigned agrees as follows:

1. The undersigned represents and warrants to the Initial Purchaser that, as of the date of this letter agreement, pursuant to an irrevocable proxy (the “Irrevocable Proxy”) granted as of the date of this letter agreement by Mortimer B. Fuller III (the “Stockholder”), it has the sole power to vote or direct the voting of 1,443,538 shares of Class B Common Stock (such shares, together with any shares of Class B Common Stock that the Stockholder may acquire (but, for the avoidance of doubt, only to the extent the Stockholder has (subject to the Irrevocable Proxy) sole voting power with respect to such shares), and excluding any shares of Class B Common Stock the Stockholder may dispose of, otherwise transfer or with respect to which the Stockholder ceases (other than in connection with the Irrevocable Proxy and the matters set forth in this letter agreement) to have sole power to vote or direct the voting of, in each case, from and after the date hereof, the “Shares”) with respect to the matters and solely in the manner set forth in, and solely to the extent provided in, this letter agreement.

2. For so long as either (x) Purchaser Representative is entitled to designate a director pursuant to Section 4.5 of the Investment Agreement or (y) holders of Series A-1 Preferred Stock are entitled to elect one or more Series A-1 Directors pursuant to the Series A-1 Certificate, at any annual meeting of Company stockholders, the undersigned shall (i) appear at each such meeting, in person or by proxy, and (ii) vote or cause to be voted the Shares (A) in favor of any director(s) designated by the Purchaser Representative pursuant to Section 4.5 of the Investment Agreement in the slate of nominees in the class to be elected or appointed to the Board of Directors at such annual meeting of the Company stockholders, in each case, subject to such designee(s) satisfying the requirements set forth in the Investment Agreement, and (B) against any nominees for the Board of Directors included in a slate of nominees that does not include each of the Persons so designated by the Purchaser Representative in accordance with the Investment Agreement.

3. Following the Closing (as defined in the Investment Agreement), if the Company Stockholder Meeting (as defined in the Investment Agreement) is required under Section 3.4 of the Investment Agreement, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought in connection with obtaining the Requisite Stockholder Approval (as defined in the Investment Agreement), the undersigned shall, with respect to the Shares, (i) appear at each such meeting, in person or by proxy, and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, the Shares in favor of adopting the Requisite Stockholder Approval (as defined in the Investment Agreement).

4. The undersigned represents, warrants and covenants to the Initial Purchaser Representative:

(a) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder.

(b) This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of its obligations hereunder.

(c) The Stockholder has granted to the undersigned the Irrevocable Proxy, in the form attached hereto as Exhibit A, and such Irrevocable Proxy is (i) coupled with an interest and irrevocable during the term of this letter agreement in accordance with Section 212 of the Delaware General Corporation Law, (ii) not subject to any revocation, termination or expiration during the term of this letter agreement and (iii) sufficient to enable the undersigned to satisfy its obligations under this letter agreement with respect to the Shares (as such term is defined from time to time).

(d) During the term of this letter agreement, the undersigned shall not amend, modify, waive or terminate any provision of the Irrevocable Proxy, or agree or take any action to permit any such amendment, modification, waiver or termination.

5. This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement.

6. This letter agreement shall terminate and shall have no further force or effect as of the date the Purchase Representative is no longer entitled to designate a director pursuant to Section 4.5 of the Investment Agreement; provided, however, if the Company Stockholder Meeting is required under Section 3.4 of the Investment Agreement, this letter agreement shall not terminate prior to the Requisite Stockholder Approval being obtained. For the avoidance of doubt, if the Investment Agreement is terminated, this letter agreement shall immediately terminate and have no further force or effect except with respect to any breach occurring prior to such termination.

7. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Investment Agreement.

8. This letter agreement may not be assigned without the prior written consent of the other party and may not be amended or waived except in writing. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. The undersigned acknowledges that the Initial Purchaser Representative will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, the Initial Purchase Representative shall have the right to enforce this letter agreement by specific performance or injunctive relief.

10. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

GENESEE & WYOMING INC.

By:
Name:

By:
Name:

[Signature Page to Voting and Support Agreement]

Accepted and Agreed:

CARLYLE PARTNERS V, L.P.

By: TC Group V, L.P., its general partner

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]